UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BIG 5 SPORTING GOODS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIG 5 SPORTING GOODS CORPORATION

2525 EAST EL SEGUNDO BOULEVARD

EL SEGUNDO, CALIFORNIA 90245

May 4, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation (the “Company”), to be held at the DoubleTree by Hilton LAX-El Segundo, 1985 East Grand Avenue, El Segundo, California 90245, on June 8, 2018, at 10:00 a.m. local time, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.	the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick as Class A directors to the Company’s Board of Directors (the “Board”), each to hold office until the 2021 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	an advisory vote to approve the compensation paid to our named executive officers;

3.	the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018; and

4.	the transaction of such other business as may properly come before the Annual Meeting.

Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement, proxy card and the Company’s 2017 Annual Report on Form 10-K.

Your vote is very important regardless of how many shares you own. We hope you can attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we request that you submit your proxy through one of the methods described in the enclosed Proxy Statement. If you attend the Annual Meeting, you may vote in person if you wish, even though you may have previously returned your proxy card.

Sincerely,

Steven G. Miller

Chairman of the Board, President

and Chief Executive Officer

BIG 5 SPORTING GOODS CORPORATION

2525 EAST EL SEGUNDO BOULEVARD

EL SEGUNDO, CALIFORNIA 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2018

TO THE STOCKHOLDERS OF BIG 5 SPORTING GOODS CORPORATION:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation, a Delaware corporation (“we”, “us”, “our” and the “Company”), will be held on June 8, 2018, at 10:00 a.m. local time, at the DoubleTree by Hilton LAX-El Segundo, 1985 East Grand Avenue, El Segundo, California 90245, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders will be asked to consider and vote upon:

1.	the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick as Class A directors to the Company’s Board of Directors (the “Board”), each to hold office until the 2021 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	an advisory vote to approve the compensation paid to our named executive officers;

3.	the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018; and

4.	the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock at the close of business on April 20, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company, 2525 East El Segundo Boulevard, El Segundo, California 90245 for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE EITHER (I) THROUGH THE INTERNET, (II) BY TELEPHONE OR (III) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

If you plan to attend:

Please note that admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of the Company’s common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

BY ORDER OF THE BOARD OF DIRECTORS,

Gary S. Meade

Secretary

El Segundo, California

May 4, 2018

BIG 5 SPORTING GOODS CORPORATION

2525 EAST EL SEGUNDO BOULEVARD

EL SEGUNDO, CALIFORNIA 90245

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2018

This Proxy Statement is being furnished to the stockholders of Big 5 Sporting Goods Corporation, a Delaware corporation (“we”, “us”, “our” and the “Company) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on June 8, 2018, at 10:00 a.m. local time, at the DoubleTree by Hilton LAX-El Segundo, 1985 East Grand Avenue, El Segundo, California 90245, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s common stock, $0.01 par value per share, will be asked to vote upon: (i) the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick as Class A directors to the Company’s Board, each to hold office until the 2021 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified); (ii) an advisory vote to approve the compensation paid to our named executive officers; (iii) the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018; and (iv) any other business that properly comes before the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to the Company’s stockholders on or about May 4, 2018. The address of the principal executive offices of the Company is 2525 East El Segundo Boulevard, El Segundo, California 90245.

Important Notice Regarding Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on June 8, 2018:

The Notice of Annual Meeting and Proxy Statement, and the Annual Report to Stockholders, are available to stockholders at www.edocumentview.com/BGFV.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of the Company’s common stock at the close of business on April 20, 2018 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 21,415,958 shares of common stock outstanding and entitled to vote, held of record by 412 stockholders. A majority, or 10,707,980 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote, in person or by proxy, for each share of common stock standing in such stockholder’s name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Proposals to be Presented at the Annual Meeting

There are three matters to be presented for a vote at the Annual Meeting:

•	“Proposal No. 1”: the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick as Class A directors to the Company’s Board, each to hold office until the 2021 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

•	“Proposal No. 2”: an advisory vote to approve the compensation paid to our named executive officers; and

•	“Proposal No. 3”: the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018.

Recommendation of the Company’s Board of Directors

The Board recommends that you vote using the proxy card:

•	FOR Proposal No. 1, the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick as Class A directors to the Company’s Board, each to hold office until the 2021 annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

•	FOR Proposal No. 2, approval, on an advisory basis, of the compensation paid to the Company’s named executive officers; and

•	FOR Proposal No. 3, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018.

Proxy Cards

If you hold shares of the Company’s common stock in multiple registrations, or in both registered and street name, you will receive a proxy card for each account. Please vote each proxy card you receive. Only your latest dated proxy for each account will be voted.

Methods of Voting; Revocability

By Internet or Telephone

If you hold shares of the Company’s common stock directly in your name as a stockholder of record, you may vote electronically via the internet at www.envisionreports.com/BGFV, or by telephone by calling 1-800-652-8683 (1-800-652-VOTE). Votes submitted via the internet or by telephone must be received by 1:00 a.m. (Eastern Time) on June 8, 2018.

If you hold shares of the Company’s common stock in street name through a broker or other nominee, you may vote electronically via the internet or by telephone by following the voting instructions on the enclosed proxy card.

By Mail

If you hold shares of the Company’s common stock directly in your name as a stockholder of record, you may vote by mail by marking, signing and dating your proxy card and returning it using the pre-paid return envelope provided. The Company must receive your proxy card no later than the close of business on June 7, 2018.

If you hold shares of the Company’s common stock in street name through a broker or other nominee, you may vote by mail by marking, signing and dating your proxy card and returning it using the pre-paid return envelope provided by the deadline shown on your proxy card.

In Person

If you hold shares of the Company’s common stock directly in your name as a stockholder of record, you may vote in person at the Annual Meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

If you hold shares of the Company’s common stock in street name through a broker or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Annual Meeting.

When a stockholder submits a proxy via the internet or by telephone, his or her proxy is recorded immediately. The Company encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy via the internet or by telephone, please do not return your proxy card by mail. If you attend the Annual Meeting, you may also submit your vote in person. If you cast votes at the Annual Meeting, those votes will supersede any votes that you previously submitted — whether via the internet, by telephone or by mail.

Your vote is important. Accordingly, please submit your proxy via the internet, by telephone or by mail, whether or not you plan to attend the Annual Meeting in person.

Stockholders are requested to submit their proxies through one of the above methods. All properly submitted proxies will be voted in accordance with the instructions indicated. If you are a registered holder and you submit your proxy but do not specify how the shares represented thereby are to be voted, your shares will be voted “FOR” the re-election of Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick to serve as directors on the Board, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

The Board does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing and returning a proxy card, a stockholder confers discretionary authority on the proxies (who are persons designated by the Board) to vote all shares covered by the proxy card in their discretion on any other matter that may properly come before the Annual Meeting.

Revocability of Proxies; Changing Your Vote

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering a written revocation notice to the Secretary of Big 5 Sporting Goods Corporation, 2525 East El Segundo Boulevard, El Segundo, California 90245, (ii) submitting a valid, timely, later-dated proxy by mail, telephone or the internet or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any notice of revocation sent to the Company must include the stockholder’s name and be received by the Company prior to the close of business on June 7, 2018.

Votes Required

For Proposal No. 1, a nominee for re-election as a director shall be re-elected to the Board if the votes cast “for” such nominee’s re-election exceed the votes cast “against” such nominee’s re-election.

For Proposal No. 2, our stockholders will have an advisory vote to approve the compensation paid to our named executive officers as described in this Proxy Statement. Because the vote is advisory, it will not be binding upon our Board. However, the Board and the Compensation Committee will consider the result of the vote when making future decisions regarding our executive compensation policies and practices. Affirmative votes representing a majority of the votes cast, affirmatively or negatively, with respect to Proposal No. 2 at the Annual Meeting will be required to adopt the resolution and approve, on a nonbinding and advisory basis, the compensation of our named executive officers as such compensation is described in this Proxy Statement.

For Proposal No. 3, affirmative votes representing a majority of the votes cast, affirmatively or negatively, with respect to Proposal No. 3 at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its 2018 fiscal year.

Broker Non-Votes; Abstentions; Withheld Votes

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. The election of directors and the advisory vote on executive compensation are not matters on which a broker or other nominee has discretionary authority to vote, and therefore there may be broker non-votes on Proposal Nos. 1 and 2. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018 is a matter considered routine under applicable rules, and, accordingly, we do not expect to receive broker non-votes with respect to Proposal No. 3.

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares, such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast.

In addition, a stockholder may vote to “abstain” with respect to Proposal Nos. 1, 2 or 3 or on any other proposals which may properly come before the Annual Meeting, or may withhold votes with respect to any or all such proposals.

Proposal No. 1 is to be determined by a majority of the votes cast “for” and “against” each nominee’s re-election. Broker non-votes, abstentions and withheld votes will not be counted as a vote cast either “for” or “against” that nominee’s re-election and therefore will have no effect on the outcome of this proposal.

The approval of each of Proposal Nos. 2 and 3 requires affirmative votes representing a majority of the votes cast, affirmatively or negatively. Broker non-votes, abstentions and withheld votes will have no effect on the outcomes of these proposals.

Solicitation of Proxies and Expenses

This proxy solicitation is made by the Company, and the Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, certain of our directors and executive officers may, without additional compensation, solicit proxies by mail, in person or by telephone or other electronic means. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

General

Proposal No. 1 concerns the re-election of three Class A directors. The Board consists of three classes: Class A directors, Class B directors and Class C directors. The current terms of office of the Class A directors, Class B directors and Class C directors expire in the year 2018 (Class A), the year 2019 (Class B) and the year 2020 (Class C). The terms of the Class A directors elected at the Annual Meeting will expire in 2021. Directors are elected to three-year terms, and each director holds office until such director’s successor is duly elected and qualified.

Each of our Class A director nominees, Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick, has consented to being named in this Proxy Statement and has agreed to serve as a Class A director if re-elected. Each of the nominees currently serves on the Board. Certain information with respect to these nominees, as well as our Class B directors and Class C directors, is set forth below. Although we anticipate that each nominee will be available to serve as a director, if any nominee becomes unable to serve or for good cause will not serve, the proxies will be voted by the proxy holders as directed by the Board.

Unless the authority to vote for one or more of our director nominees has been withheld in a stockholder’s proxy or specific instructions to vote otherwise have been given, the persons named in the proxy as proxy holders intend to vote at the Annual Meeting “for” with respect to the re-election of each nominee presented below. In the election of directors, assuming a quorum is present, a nominee for re-election as a director shall be re-elected to the Board if the votes cast “for” such nominee’s re-election exceed the votes cast “against” such nominee’s re-election. All properly submitted and unrevoked proxies will be counted for purposes of determining whether a quorum is present, including those providing for abstention or withholding of authority and those submitted by brokers voting without beneficial owner instruction and exercising a non-vote. Broker non-votes, abstentions and withheld votes will not be counted as a vote cast either “for” or “against” that nominee’s re-election and therefore will have no effect on the re-election of the nominees listed below.

Based on definitions of independence established by the NASDAQ Stock Market LLC (“Nasdaq”), and the determinations of our Nominating and Corporate Governance Committee and our Board, Nicholas Donatiello, Jr., Robert C. Galvin and David R. Jessick are and would be independent directors.

Required Vote

A nominee for re-election as a director shall be re-elected to the Board if the votes cast “for” such nominee’s re-election from holders of shares of stock represented and voting at the Annual Meeting exceed the votes cast “against” such nominee’s re-election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

Class A Directors Whose Terms Will Expire in 2018 and are Nominees by the Board of Directors for Re-election at the Annual Meeting

Nicholas Donatiello, Jr. has served as a director since June 2015. He has been the President and Chief Executive Officer of Odyssey Ventures, Inc. (“Odyssey”) since September 1993. Odyssey is a marketing and strategy consulting firm specializing in how technology changes consumer media use habits. Prior to founding Odyssey, Mr. Donatiello was President and Chief Executive Officer of Arena Systems, a technology company specializing in developing and marketing software for retail chain stores. Mr. Donatiello is a director of Dolby Laboratories, Inc., a creator of audio, imaging and communication technologies, where he chairs the Compensation Committee and sits on the Nominating and Governance and Technology Strategy Committees. He

is also Chairman of the Board of Directors of three of the American Funds managed by Capital Research and Management, where he also serves on the complex-wide Joint Proxy Committee. Mr. Donatiello is also a director of the Schwab Charitable Fund, one of the nation’s 10 largest grant-making charities and the largest in California, where he serves on the Audit and Compensation Committees. Mr. Donatiello served on the board of directors of Gemstar-TV Guide International, Inc., a provider of television guidance and home entertainment, from 2000 to 2008, and on the board of directors of TV Guide, Inc., a provider of television guidance and home entertainment, from 1999 to 2000. In addition, Mr. Donatiello served on the board of directors of Classmates Media Corporation, a wholly owned subsidiary of United Online, Inc., a provider of consumer services and products over the Internet, from 2007 to 2010, and as Chairman of the Board of Northern California Public Broadcasting, Inc. (KQED) from 2006 through 2008. Mr. Donatiello is a Lecturer at the Stanford University Graduate School of Business where he lectures on board governance. Age: 57.

We believe that Mr. Donatiello’s extensive experience in the consumer, media and technology space, as well as his experience in strategic management and as a director of numerous companies and a recognized governance expert, are invaluable to our Board.

Robert C. Galvin has served as a director since July 2015. He is the founder and has been the principal of Galvin Consulting LLC, a consulting firm providing strategic services to private equity firms, since January 2014. Mr. Galvin was Chief Executive Officer of Elie Tahari, Ltd., a designer fashion retail chain, from January 2013 until October 2013. He was President of Camuto Group, a manufacturer and omni-channel retailer and wholesaler of women’s footwear and apparel, from 2007 to 2012. Mr. Galvin held several roles, including Chief Operating Officer, of Sports Brands International Ltd., an international manufacturer and distributor of sports apparel and footwear, from 2003 to 2007. He was Executive Vice President and Chief Financial Officer for Nine West Group, a footwear and accessories business, from 1995 to 1999. He was also with the accounting firm of Deloitte & Touche LLP from 1981 to 1995, where he was a partner and co-founder and partner-in-charge of the firm’s Connecticut Retail and Distribution Practice. Mr. Galvin is also a member of the boards of directors of bebe stores, Inc., a women’s fashion retailer, where he serves as chair of the Audit Committee and is a member of the Compensation Committee, Cherokee, Inc., a licensor of brand names and trademarks for apparel, footwear and accessories, where he serves as Chairman of the Board of Directors, chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee, and Land’s End, Inc., a multi-channel retailer of casual clothing, accessories and footwear, where he serves as chair of the Compensation and Related Party Relationships Committees and a member of the Audit and Nominating and Corporate Governance Committees. Age: 58.

We believe that Mr. Galvin’s extensive experience with the financial and operational issues of businesses in the retail, sporting goods and footwear sectors, as well as his experience as a board member of publicly traded retail companies, are invaluable to our Board.

David R. Jessick has served as a director since March 2006. Mr. Jessick is retired. Prior to his retirement in 2005, Mr. Jessick served as consultant to the chief executive and senior financial staff at Rite Aid Corp., a retail drug store company, from 2002 to 2005. Mr. Jessick served as Rite Aid’s Senior Executive Vice President and Chief Administrative Officer from 1999 to 2002. Prior to joining Rite Aid, from 1997 to 1999, Mr. Jessick was the Chief Financial Officer for Fred Meyer, Inc., where he also served as Executive Vice President, Finance and Investor Relations. From 1979 to 1996, he held various financial positions, including Senior Executive Vice President and Chief Financial Officer, with Thrifty Payless, Inc. and Payless Drugstores Northwest, Inc. Mr. Jessick began his career as a certified public accountant with Peat, Marwick, Mitchell & Co. Mr. Jessick is also a member of the board of directors of Rite Aid Corp., where he serves on the Audit Committee. Age: 64.

Mr. Jessick has more than 30 years of experience as a corporate financial executive and chief financial officer of publicly traded companies in the retail sector. He has been a member of several public company boards, including three companies in the retail sector, served as chairman of the board of a publicly traded company in the retail sector, and served on a number of public company board committees, including three audit committees. We believe that Mr. Jessick’s extensive experience with the financial and operational issues of publicly traded companies, especially those in the retail sector, is invaluable to our Board.

Class B Directors Whose Terms Will Expire in 2019

Sandra N. Bane has served as a director since June 2002. Ms. Bane is retired. Prior to her retirement in 1998, Ms. Bane was an audit partner with KPMG LLP from 1985 to 1998 and an accountant in the audit practice of the firm from 1975 to 1985. While at KPMG, Ms. Bane headed the Western region’s Merchandising practice for the firm, helped establish the Employee Benefits audit specialist program and was partner in charge of the Western region’s Human Resource department for two years. Ms. Bane is also a member of the board of directors of Southern Company Gas (formerly AGL Resources Inc.), an energy services company which is a subsidiary of Southern Company, where she chairs the Controls and Compliance Committee and serves on the Compensation and Executive Committees, and Transamerica Asset Management Group, a mutual fund company, where she serves on the Audit Committee. Additionally, Ms. Bane serves as a member of the board of directors for several nonprofit institutions in her community. She is also a member of the AICPA and the California Society of Certified Public Accountants. Age: 65.

Ms. Bane brings many years of experience as an audit partner with KPMG with extensive financial accounting knowledge that is critical to our Board. We believe that Ms. Bane’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective and as a board member and audit committee member of other public companies makes her an invaluable asset to our Board.

Van B. Honeycutt has served as a director since April 2013, and has served as the Lead Independent Director on our Board since October 2016. Mr. Honeycutt is retired. Prior to his retirement in 2007, Mr. Honeycutt was the Chairman and Chief Executive Officer of Computer Sciences Corporation (“CSC”), a leading global provider of technology-enabled business solutions and services. He joined CSC in 1975, serving in a variety of managerial and executive positions, including Vice President and General Manager of CSC’s Business Services Division, President of CSC Credit Services, Corporate Vice President and President of CSC’s Industry Services Group, and President and Chief Operating Officer of CSC. He was named Chief Executive Officer in 1995 and Chairman in 1997, and served in those positions until his retirement in 2007. Mr. Honeycutt also served on the board of directors of Beckman Coulter, Inc. from 1998 until 2011, and had previously served on the boards of directors of Tenet Healthcare Corporation and FHP International Corporation. In addition, Mr. Honeycutt was appointed by the President of the United States to the National Security Telecommunications Advisory Committee in 1995 and served on the committee for 10 years and as chairman for two years. Age: 73.

Mr. Honeycutt has extensive executive, financial and board experience, including service as Chairman and CEO of a leading publicly traded technology company and membership on the boards of other public companies. He brings extensive financial, operational and corporate governance knowledge to our Board, as well as strategic expertise and skills from the technology industry that we believe can help the Company use technology to improve operational efficiency.

Class C Directors Whose Terms Will Expire in 2020

Jennifer H. Dunbar has served as a director since February 2004. Since March 2005, Ms. Dunbar has served as Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green & Partners, L.P., a private equity firm, which she joined in 1989. Ms. Dunbar began her career as a financial analyst in the Mergers and Acquisitions Department of Morgan Stanley in 1985. Ms. Dunbar is also a member of the board of directors of PS Business Parks, Inc., a real estate investment trust, where she serves on the Audit, Capital and Compensation Committees. Ms. Dunbar has served on the board of trustees of various funds in the PIMCO Funds complex since April 2015 (overseeing 141 fixed income funds as of year-end 2017) and February 2016 (overseeing 21 equity funds as of year-end 2017), respectively, where she is a member of the Audit, Governance and Valuation Oversight Committees of each board. Ms. Dunbar is also the chair of the Governance Committee and co-chair of the Valuation Oversight Committee of the board that oversees the PIMCO equity trusts. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940, as amended. Age: 55.

Ms. Dunbar has extensive financial expertise, knowledge of investment banking and experience in private equity investments and mergers and acquisitions, which we believe is valuable to our Board. We believe her past experience as a member of public company boards, including five companies in the retail sector, and as a member of a number of public company board committees, including seven audit committees, is also extremely valuable to our Board.

Steven G. Miller has served as Chairman of the Board, Chief Executive Officer and President since 2002, 2000 and 1992, respectively. Mr. Miller has also served as a director since June 2002. In addition, Mr. Miller served as Chief Operating Officer from 1992 to 2000 and as Executive Vice President, Administration from 1988 to 1992. Age: 66.

Mr. Miller has over 45 years of experience at almost every level of the Company, which we believe positions him to provide essential insight from an inside perspective of the day-to-day operations of the Company. We also believe his comprehensive knowledge of the Company’s business and the retail sporting goods industry is invaluable to our Board.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table lists the current members of the Board, their age, and information regarding their class and committee membership:

Name	Age	Class	Expiration of Current Term
Nicholas Donatiello, Jr. (b)(c)	57	A	2018
Robert C. Galvin (a)(b)	58	A	2018
David R. Jessick (a)(c)	64	A	2018
Sandra N. Bane (a)(b)(c)	65	B	2019
Van B. Honeycutt (c)	73	B	2019
Jennifer H. Dunbar (a)(b)(c)	55	C	2020
Steven G. Miller	66	C	2020

(a)	Member of the Audit Committee

(b)	Member of the Compensation Committee

(c)	Member of the Nominating and Corporate Governance Committee

Board Meetings, Board Committees and Board Structure

The Board held four meetings during the fiscal year ended December 31, 2017. During the fiscal year ended December 31, 2017, each incumbent director of the Company attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of the committees on which such director served (in each case, during the periods that such director served). Due to a lack of in-person stockholder attendance at the Company’s annual meetings, the Board no longer has a policy regarding attendance at the annual meeting of stockholders by directors or nominees. Steven G. Miller attended the Company’s 2017 annual meeting of stockholders.

Each director holds office until such director’s resignation or until a successor is duly elected and qualified. It is the policy of the Board that a majority of the Board shall be “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2). The Board has determined that Sandra N. Bane, Nicholas Donatiello, Jr., Jennifer H. Dunbar, Robert C. Galvin, Van B. Honeycutt and David R. Jessick, each of whom is a current member of the Board, are independent.

Executive Sessions of Independent Directors

To promote open discussion among the independent directors, the independent directors meet in executive session as deemed necessary and at least quarterly after regularly-scheduled board meetings. The Lead Independent Director presides at these executive sessions. Any independent director may request that an executive session of the independent members of the Board be scheduled. Following such meetings, the Lead Independent Director (or another designated director) will discuss with the Chairman of the Board and Chief Executive Officer, to the extent appropriate, matters emanating from the executive sessions. The independent directors met in executive session four times during the fiscal year ended December 31, 2017.

Audit Committee

The Board has a standing Audit Committee, separately-designated and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is chaired by David R. Jessick and currently consists of Mr. Jessick, Sandra N. Bane, Jennifer H. Dunbar and Robert C. Galvin. The Board has determined that each of the members of the Audit Committee (i) is “financially literate” (including the ability to read and understand financial statements) and an “independent director” (as that term is defined in Nasdaq Listing Rule 5605(a)(2)), (ii) meets the additional audit committee independence requirements set forth in Nasdaq Listing Rule 5605(c)(2), and (iii) qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Audit Committee held four meetings during the fiscal year ended December 31, 2017.

Pursuant to its written charter, the functions of the Audit Committee are, among other things, to:

•	be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	pre-approve all audit and permissible non-audit services to be performed for the Company by its independent registered public accounting firm in accordance with the provisions of Section 10A(i) of the Exchange Act;

•	establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and discuss with the Company’s management and independent registered public accounting firm the Company’s financial disclosures, including its audited annual and unaudited quarterly consolidated financial statements, as well as the adequacy and effectiveness of the Company’s internal accounting controls;

•	discuss with the Company’s management and independent registered public accounting firm any significant changes to the Company’s accounting principles;

•	review the independence and performance of the Company’s independent registered public accounting firm, as well as the independent registered public accounting firm’s internal quality control procedures; and

•	review from time to time and make recommendations with respect to the Company’s policies relating to management conduct and oversee procedures and practices to ensure compliance with such policies.

The charter for the Audit Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

Compensation Committee

The Board has a standing Compensation Committee, which is chaired by Sandra N. Bane, and currently consists of Ms. Bane, Nicholas Donatiello, Jr., Jennifer H. Dunbar and Robert C. Galvin. Each of the members of the Compensation Committee is (i) an “independent director” within the meaning of Nasdaq Listing Rule 5605(a)(2) and meets the additional requirements for compensation committee members set forth in Nasdaq Listing Rule 5605(d)(2), (ii) is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (iii) is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Among other things, the function of the Compensation Committee is to review and determine the compensation and benefits of the Company’s executive officers and to administer the Company’s Amended and Restated 2007 Equity and Performance Incentive Plan (the “2007 Equity Plan”). The Compensation Committee held six meetings during the fiscal year ended December 31, 2017.

The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee consists of at least two members of the Compensation Committee. The Compensation Committee has not formed any such subcommittees to date. The Compensation Committee typically receives and considers, to the extent it considers appropriate, recommendations from the Company’s Chief Executive Officer, Mr. Steven G. Miller, in connection with its compensation decisions. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain outside counsel or other experts or consultants, as it deems appropriate. The Compensation Committee has not historically used outside consultants in making compensation determinations, other than in designing the 2007 Equity Plan, including its amendments and restatements. In December 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) to conduct a competitive review of the Company’s executive compensation and its compensation program for non-employee directors. In March 2017, Cook presented its findings and recommendations to the Compensation Committee. In November and

December, 2017, Cook advised regarding the development of a non-employee director cash compensation plan for the Company and an amendment to the 2007 Equity Plan to provide the Company greater flexibility in determining restrictions applicable to certain awards.

The charter for the Compensation Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

Nominating and Corporate Governance Committee

The Board has a standing Nominating and Corporate Governance Committee, which is chaired by Jennifer H. Dunbar and currently consists of Ms. Dunbar, Sandra N. Bane, Nicholas Donatiello, Jr., Van B. Honeycutt and David R. Jessick. Each of the members of the Nominating and Corporate Governance Committee is an “independent director” as that term is defined in Nasdaq Listing Rule 5605(a)(2). Among other things, the function of the Nominating and Corporate Governance Committee is to (i) identify, screen, review and recommend to the Board individuals qualified to be nominated for election to the Board and to fill vacancies or newly created positions on the Board, consistent with criteria approved by the Board, (ii) recommend to the Board the directors to serve on each Board committee, (iii) assess and, as necessary, develop and recommend to the Board corporate governance policies for the Company, and (iv) oversee the evaluation of the Board. As required by its Charter, the Nominating and Corporate Governance Committee annually oversees a review of the performance of the full Board and confirms that each committee is periodically reviewing its own charter and performance. The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended December 31, 2017.

The charter for the Nominating and Corporate Governance Committee can be found on the Company’s website at www.big5sportinggoods.com. To locate the charter, go to the “Investor Relations” section of the website and click on “Corporate Governance.”

Director Qualifications and Nominations Process

It is the policy of the Board that, in addition to being approved by a majority of the Board, each director nominee must first be recommended by the Nominating and Corporate Governance Committee.

The policy of the Nominating and Corporate Governance Committee is to recommend and encourage the selection of directors who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment and willingness to devote the requisite time to their duties as director, and who will contribute to the overall corporate goals of the Company. Candidates are evaluated and selected based on their individual merit, as well as in the context of the needs of the Board as a whole. In evaluating the suitability of individual candidates for election or re-election to the Board, the Nominating and Corporate Governance Committee and the Board take into account many factors, including understanding of the retail industry, sales and marketing, finance, technology and other elements relevant to the Company’s business, educational and professional background, age, and past performance as a director. The Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the composition and needs of the Board as a whole, including the independence requirements imposed by Nasdaq and the Securities and Exchange Commission, with the objective of recommending a group that can best perpetuate and build on the success of the business and represent stockholder interests. The Nominating and Corporate Governance Committee strives to create a Board composed of a collection of individuals with a variety of complementary skills who, as a group, possess the appropriate skills and experience to oversee the Company’s business. Accordingly, although diversity may be a consideration in the nominations process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee and the Board also consider the director’s past attendance at, and participation in, meetings of the Board and its committees and contributions to its activities. In the event of a potential or actual vacancy, the Nominating and Corporate Governance Committee and the Board use the Board’s network of contacts to identify potential candidates, but may also engage, if they deem appropriate, a professional search firm.

Pursuant to our Director Qualifications and Nominations, Board Meetings and Stockholder Communications Policy (which is available on the “Investor Relations” section of the Company’s website under “Corporate Governance”), a stockholder who has beneficially owned more than five percent of the Company’s then-outstanding shares of common stock for a period of at least three years as of the date of making the proposal may propose candidates for consideration by the Nominating and Corporate Governance Committee and the Board by submitting the names and supporting information to: Big 5 Sporting Goods Corporation, Attention: Secretary, 2525 East El Segundo Blvd, El Segundo, CA 90245-4632. A stockholder recommendation for nomination must contain the following information (i) about the proposed nominee (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the number of shares of capital stock of the Company which are owned beneficially or of record by the person, including equity derivatives such as options or futures, (d) a resume of the person’s business and educational background, (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (f) confirmation that the person is willing to serve as a director if nominated and elected, and (ii) as to the stockholder making the recommendation (a) the name and record address of such stockholder, (b) the number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings between such stockholder and the proposed nominee, (d) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (e) documentary support that the stockholder satisfies the requisite stock ownership threshold and holding period. Neither the Nominating and Corporate Governance Committee nor the Board intends to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder.

Majority Voting Policy

The Board has adopted a policy statement on majority voting (which is available on the “Investor Relations” section of the Company’s website under “Corporate Governance”). Under this policy a nominee for a director position in an uncontested election must receive more votes cast “for” than “against” his or her election or re-election (with abstentions and broker non-votes not counted as a vote cast either for or against that nominee’s election) in order to be elected or re-elected to the Board. Any incumbent nominee for director in an uncontested election who receives the same or a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation, which resignation shall only be effective upon acceptance by the Board. The Nominating and Corporate Governance Committee will evaluate the resignation and recommend to the Board whether to accept the resignation or to take some other action.

Board Leadership Structure

Steven G. Miller serves as both the Chief Executive Officer and the Chairman of the Board. Given Mr. Miller’s long-standing association with the Company, and his extensive knowledge of and experience with the retail sporting goods industry, the Board believes that Mr. Miller’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. The Board believes that Mr. Miller’s extensive experience provides him with detailed and in-depth knowledge of the Company’s business and industry and the issues facing the Company, and that he is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board further believes that his combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, vendors and customers.

Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, it has not established this approach as a formal policy.

The Board has established the position of Lead Independent Director to provide an independent director with a leadership role on the Board. The independent directors elect the Lead Independent Director annually, and the position is currently held by Van B. Honeycutt. The Lead Independent Director presides at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors, and has the authority to call meetings of the independent directors. In addition, the Lead Independent Director (i) conducts, in consultation with the other independent directors, an annual evaluation of the Chairman and Chief Executive Officer, (ii) serves as liaison between the independent directors and the Chairman and Chief Executive Officer, (iii) approves information sent to the Board, including meeting agendas, (iv) facilitates the Board’s approval of the number and frequency of Board meetings and approves meeting schedules, and (v) if requested by major stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication. A summary of the role of the Lead Independent Director is available on the “Investor Relations” section of the Company’s website under “Corporate Governance.”

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-management directors. Under the guidelines, non-management directors are expected to maintain equity ownership in the Company with a value equal to three times the annual cash retainer paid to non-management directors.

The Board also has adopted stock ownership guidelines for the Company’s Chief Executive Officer. Under the guidelines, the Chief Executive Officer is expected to maintain equity ownership in the Company with a value equal to three times his or her base salary.

Both sets of stock ownership guidelines are available on the “Investor Relations” section of the Company’s website under “Corporate Governance.”

Anti-Hedging and Anti-Pledging Policies

The Board has adopted a Policy Concerning Hedging and Pledging Transactions, which includes Anti-Hedging and Anti-Pledging Policies. The Anti-Hedging Policy provides that no director or executive officer of the Company or its subsidiaries may, at any time, engage in any kind of hedging transaction that could reduce or limit the person’s exposure to changes in the value of such person’s holdings, ownership or interest in or to common shares or other securities of the Company, including without limitation outstanding stock options, restricted stock, restricted stock units or other compensation awards the value of which are derived from, referenced to or based on the value or market price of common shares of the Company or other securities of the Company. The Anti-Pledging Policy provides that no director or executive officer of the Company or its subsidiaries may purchase Company securities on a margin or otherwise pledge Company securities as collateral for a loan.

Risk Oversight

Company management is responsible for assessing and managing risk, subject to oversight by the Board. The Board satisfies this responsibility through reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of risks within the Company, including an annual report on the Company’s Enterprise Risk Management program. As part of this process, the Board regularly meets with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, as well as other Company executives as the Board deems to be appropriate, and receives updates on management’s assessment of certain risk exposures, including risks related to liquidity, credit and operations.

The Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibilities for various matters as described in the committee charters. For example, the Audit Committee assists the Board’s oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and independent registered public accounting firm. In carrying out this responsibility, the Audit Committee works closely with management, including the Senior Director of Internal Audit. The Audit Committee meets at least quarterly with members of management, including the Senior Director of Internal Audit, to discuss risks and controls related to accounting and financial reporting.

The Compensation Committee oversees the compensation of the Company’s Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term stockholder returns without undue risk taking. Company management has regularly reviewed all employee compensation policies and practices to determine if the Company’s compensation program encourages risks (such as a focus on short term goals without consideration of long term consequences) that are reasonably likely to have a material adverse effect on the Company. At a meeting of the Compensation Committee in April 2018, management presented the findings of its most recent review, including its conclusion that the Company’s compensation programs do not encourage risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was primarily the result of the fact that the Company traditionally has not had incentive compensation programs that are based upon the achievement of specific performance goals or financial targets, which can potentially create such risks if not structured properly. Because the Company’s incentive compensation has been primarily based upon overall Company performance and not tied to the individual employee achieving any specific target metrics, management concluded that there is little motivation or opportunity for employees to take undue risks to achieve incentive compensation awards. In addition, all equity awards to employees vest over four years, which helps to align employees’ focus on long-term results. Following discussion, the Compensation Committee concurred with management’s conclusion.

Certain Relationships

There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company.

There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which such person has been or will be selected as a director and/or executive officer of the Company (other than arrangements or understandings with any such director, nominee and/or executive officer acting in such person’s capacity as such), except as follows:

•	the Company has an employment agreement with Steven G. Miller, who currently serves as Chairman of the Board, President and Chief Executive Officer, which provides that as long as he serves as an officer, the Company will use its best efforts to ensure that he continues to serve on the Company’s Board;

•	The Company entered into an agreement in April 2015 with its then largest stockholder, Stadium Capital Management, LLC, and certain of its related persons, which agreement provided, in part, that the Company would nominate Nicholas Donatiello, Jr. for election as a director at its 2015 annual meeting of stockholders (the “2015 Annual Meeting”). Mr. Donatiello was so nominated and was elected to the Board at the 2015 Annual Meeting. The agreement also provided that the Company would appoint Robert C. Galvin to the Board following the 2015 Annual Meeting. Mr. Galvin was so appointed to the Board in July of 2015. The agreement also provided the Company with the right to cause Mr. Donatiello’s resignation from the Board once Stadium’s ownership of the Company’s common stock fell below 3%. In December 2016, the Company chose to not exercise that right when Stadium’s ownership fell below 3%.

Audit Committee Report

The Company’s management has primary responsibility for the Company’s consolidated financial statements and overall reporting process, including the Company’s system of internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues that the independent registered public accounting firm believes should be brought to its attention. The Audit Committee oversees and monitors the Company’s financial reporting process and the quality of its internal and external audit process.

The Audit Committee has reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 and the notes thereto and discussed such consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, acting as the Company’s independent auditor. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (United States) (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, which includes, among other items, the independent auditor responsibilities, any significant issues arising during the audit and any other matters related to the conduct of the audit of the Company’s consolidated financial statements. The Audit Committee also discussed with Deloitte & Touche LLP such other matters as are required to be discussed by rules of the Securities and Exchange Commission and other applicable regulations.

The Audit Committee has received the written disclosures and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets at least quarterly with the independent registered public accounting firm, with and without management present, to discuss the results of its review or examination, its evaluation of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements and management’s assessment of effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

SUBMITTED BY AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

David R. Jessick (Chair)

Sandra N. Bane

Jennifer H. Dunbar

Robert C. Galvin

May 4, 2018

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Stockholder Communications with the Board of Directors

Stockholders may send communications about matters of general interest to the stockholders of the Company to the Board, the Chairman of the Board, the Lead Independent Director, the Chair of the Audit Committee, the Chair of the Compensation Committee or the Chair of the Nominating and Corporate Governance Committee at the following address: Big 5 Sporting Goods Corporation, Attention: Secretary, 2525 East El Segundo Blvd., El Segundo, CA 90245-4632. The Secretary will compile these communications and periodically deliver them to the Chairman of the Board, unless otherwise specifically addressed. Communications relating to accounting, internal controls over financial reporting or auditing matters will be referred to the Chair of the Audit Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including the Company’s senior financial and executive officers, as well as the Company’s directors. The Code of Business Conduct and Ethics can be found on the Company’s website at www.big5sportinggoods.com. To locate the Code of Business Conduct and Ethics, go to the “Investor Relations” section of the website and click on “Corporate Governance.” The Company will disclose any waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on the Company’s website.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2017, the Compensation Committee consisted of Sandra N. Bane (as Chair), Nicholas Donatiello, Jr., Jennifer H. Dunbar, and Robert C. Galvin (commencing July 27, 2017). None of these individuals (i) is or has been an officer or employee of the Company or any of its subsidiaries, or (ii) has any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Sandra N. Bane (Chair)

Nicholas Donatiello, Jr.

Jennifer H. Dunbar

Robert C. Galvin

May 4, 2018

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Executive Officers

The following section sets forth certain information with respect to the Company’s current executive officers (other than Steven G. Miller, whose information is set forth above under “— Class C Directors Whose Terms Will Expire in 2020”). Executive officers serve at the discretion of the Board, subject to rights, if any, under contracts of employment. See “Executive and Director Compensation and Related Matters — Employment Agreements and Change in Control Provisions.”

Name	Age	Position with the Company
Steven G. Miller	66	Chairman of the Board of Directors, Chief Executive Officer and President

Boyd O. Clark	60	Senior Vice President, Buying

Barry D. Emerson	60	Senior Vice President, Chief Financial Officer and Treasurer

Jeffrey L. Fraley	61	Senior Vice President, Human Resources

Gary S. Meade	71	Senior Vice President, General Counsel and Secretary

Michael P. Marrone	66	Senior Vice President, Store Operations

Shane O. Starr	60	Senior Vice President, Operations

Boyd O. Clark has served as Senior Vice President, Buying since August 2011. Prior to that, he served as the Company’s Vice President, Buying since 1999. Age: 60.

Barry D. Emerson has served as Chief Financial Officer and Treasurer since October 2005 and as Senior Vice President since September 2005. Age: 60.

Jeffrey L. Fraley has served as Senior Vice President, Human Resources since July 2001. Prior to that, Mr. Fraley served as Vice President, Human Resources from 1992 to 2001. Age: 61.

Gary S. Meade has served as Senior Vice President since July 2001 and General Counsel and Secretary since 1997. Mr. Meade also served as Vice President from 1997 to 2001. Age: 71.

Michael P. Marrone has served as Senior Vice President, Store Operations since September 2016. Prior to that, he served as the Company’s Vice President, Store Operations since 2002. Age: 66.

Shane O. Starr has served as Senior Vice President, Operations since March 2007. Prior to that, he served as the Company’s Vice President of Operations since 1999. Age: 60.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview and 2017 Summary

The discussion of our compensation philosophies and procedures described below applies to all of our executive officers. However, in accordance with the rules of the Securities and Exchange Commission, our discussion will focus on the compensation structure in effect for the following executive officers (who will be referred to as our “named executive officers”):

Steven G. Miller	Chairman of the Board of Directors, Chief Executive Officer and President
Barry D. Emerson	Senior Vice President, Chief Financial Officer and Treasurer
Boyd O. Clark	Senior Vice President, Buying
Michael P. Marrone	Senior Vice President, Store Operations
Gary S. Meade	Senior Vice President, General Counsel and Secretary

Attracting, motivating and retaining well-qualified and highly-talented executives is essential to the success of any company. We believe that our business and the interests of our stockholders are best served by continuity and stability of our management team. In the retail sporting goods industry, the market for top executive talent is highly competitive. Accordingly, the goals of our compensation program are to encourage retention of top executives who may have attractive opportunities at other companies, to provide significant rewards for successful performance, particularly over the longer term, and to align our named executive officers’ and other executive officers’ interests with those of our stockholders. We believe these goals can be achieved by a program of executive compensation which stresses long-term incentives and which is stable and consistent over time. Our executive compensation program therefore has varied very little since the Company’s initial public offering in 2002. We believe that our executive compensation program has been successful in encouraging retention, because our current named executive officers have an average tenure of 30 years with us.

Our named executive officers’ compensation consists of three primary elements: (i) base salary; (ii) annual bonus awards from a company-wide bonus pool that is generally tied to the Company’s overall earnings before interest, taxes, depreciation and amortization (“EBITDA”) (see Appendix A for the definition and calculation of this non-GAAP term) for the applicable year; and (iii) long-term stock-based incentive awards in the form of restricted stock awards and (in some years) stock options.

When setting these elements of compensation, our Compensation Committee does not use specific performance criteria or attempt to tie compensation to specific benchmarks against any peer group companies. Instead, the Compensation Committee considers a variety of factors, including Company performance, individual performance and competitive data, as follows:

Base salary: The Compensation Committee considers individual performance as well as the salaries of various similarly situated companies in determining base salaries. Company performance in a given fiscal year is also weighed heavily in determining base salaries for the following year.

Annual bonus awards: Annual bonus awards are generally tied to Company EBITDA performance. The amount of total bonuses paid typically increases or decreases in relative proportion to the percentage of increase or decrease in EBITDA compared to the prior year.

Equity grants: Company performance and employee retention are important factors in determining the size and value of any equity grants.

Although the cash component has traditionally been, and continues to be, the largest portion of our named executive officers’ compensation, the Compensation Committee believes that the interests of our named executive officers are aligned with stockholder interests as a result of our equity grants and the fact that the annual bonus award, which represents a large portion of the cash compensation, is generally tied to Company EBITDA performance. Because we set base salaries and award equity grants in March of each year, salary increases (if any) for a fiscal year and the size and value of the equity grants shown as compensation for a given fiscal year tend to be reflective of the Company’s performance in the prior fiscal year and projected financial performance in the current fiscal year. Conversely, since bonuses for each fiscal year are primarily based upon the Company’s EBITDA in that fiscal year, and are determined and paid in March of the following year, bonuses shown as compensation for a given fiscal year reflect the Company’s performance in that fiscal year.

With respect to the named executive officers’ compensation for 2017 shown below, this compensation approach resulted in the following:

•	Base salaries for 2017 for our named executive officers increased by 3.7% due to improvement in the Company’s financial performance in fiscal 2016.

•	Total annual bonuses for fiscal 2017 for our named executive officers (determined and paid in March 2018) decreased compared with the prior year because the Company’s EBITDA for fiscal 2017 decreased compared with 2016. Our Compensation Committee determined bonus payments for fiscal 2017 based on an adjusted EBITDA which excluded a non-cash charge for goodwill impairment. As adjusted, EBITDA decreased by 17.7% from fiscal 2016, the total amount of bonuses paid to employees decreased by 13.3%, and the amount of bonuses paid to the named executive officers as a group decreased by 11.8%.

•	The value of equity grants to named executive officers in 2017 (made in March 2017) increased by 62.9% compared to 2016, primarily reflecting the increase in the Company’s stock price in March 2017 from March 2016, as well as an increase in the number of shares granted.

Process

Our compensation decisions are made by the Compensation Committee, which is composed entirely of independent members of our Board. The Compensation Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of the stockholders. Specifically, the objectives of the Compensation Committee’s practices are to:

(1) provide a total compensation program that is competitive with companies with which we compete for talent;

(2) link short-term incentives to financial performance;

(3) provide long-term compensation that focuses management’s efforts on building stockholder value and aligning their interests with our stockholders; and

(4) promote stability and retention of our management team.

The Compensation Committee receives recommendations from our President and Chief Executive Officer (our Principal Executive Officer), and while it does not attempt to formulaically tie the Company’s compensation levels to those of any peer group companies, it considers such factors as publicly available information on executive compensation, industry comparisons and competitive data. The Compensation Committee also considers each executive’s role and responsibilities, and the responsibility levels of the executives relative to one another, when setting executive compensation. Our Chief Executive Officer does not participate in the deliberations of the Compensation Committee with respect to setting his compensation.

While the Compensation Committee considers the compensation programs of various similarly situated companies when making its compensation decisions, it has not targeted compensation to specific benchmarks against any peer group companies. The Compensation Committee and our Chief Executive Officer believe it is difficult to establish a group of peer companies that is representative of the Company’s business, management structure and management experience for a truly comparative benchmarking. In addition, the Compensation Committee and the Chief Executive Officer believe that targeting compensation solely to specific benchmarks against peer group companies would necessarily not reflect any differences in the specific performance or differing experience levels and operational responsibilities of the individual named executive officers, any differences in the overall performance of the peer group companies or any additional factors affecting compensation decisions.

Nonetheless, in the course of his diligence efforts toward arriving at recommendations to the Compensation Committee, the Chief Executive Officer identifies for the Compensation Committee various companies whose compensation levels he determines to be relevant to ensure that the Company’s compensation levels are not materially inconsistent with market practice of competitors and similarly-situated companies. In that regard, for purposes of determining base salaries, the Chief Executive Officer looks at data from proxy statements and other public information available for the following publicly-traded retail companies: Big Lots, Inc., Boot Barn Holdings, Inc., The Container Store Group, Inc., Destination XL Group, Inc., Dick’s Sporting Goods, Inc., DSW, Inc., The Finish Line, Inc., Haverty Furniture Companies, Inc., Hibbett Sports, Inc., Kirkland’s, Inc., Pier 1 Imports Inc., Shoe Carnival, Inc., Sportsman’s Warehouse Holdings, Inc., Stage Stores, Inc., Stein Mart, Inc., Tailored Brands, Inc., Tilly’s, Inc., Tuesday Morning Corporation, West Marine, Inc., and Zumiez Inc. In the Chief Executive Officer’s view, these companies represent certain key competitors in the sporting goods retail industry as well as certain similarly situated specialty retailers in terms of geographic location and size. In connection with its executive compensation review for the report it prepared for the Company in March 2017, independent compensation consultant Frederic W. Cook & Co., Inc. (“Cook”) relied on proxy data involving most of the same peer group companies. As indicated above, this peer group data is used only to inform the Chief Executive Officer and the Compensation Committee regarding general market practices in order to allow them to assess the reasonableness of the Company’s compensation practices over time, not to align the Company’s compensation levels with those of any peer group companies.

Further, the Compensation Committee does not establish any specific quantitative company or individual performance objectives, or any predetermined qualitative performance objectives, that must be achieved in order for the named executive officers to earn any portion of their compensation. The Compensation Committee’s decision regarding annual base salaries, any equity awards and any annual bonus received by each named executive officer is a subjective one that is made by the Compensation Committee in its discretion after an overall assessment of all of the factors it deems appropriate. Factors that have historically been considered by the Compensation Committee when determining compensation to be paid to the named executive officers include the Company’s overall financial performance in the prior year and projected financial performance in the current year, the executives’ performance of their duties as evaluated by the Compensation Committee and the Chief Executive Officer, cost of living increases and the Chief Executive Officer’s recommendations.

In addition, the Chief Executive Officer interacts with all of the named executive officers on a near daily basis throughout the year, and his assessments of each such executive officer’s individual performance are reflected in his recommendations to the Compensation Committee. Furthermore, members of the Compensation Committee (while serving on the Compensation Committee, other Board committees or while attending meetings and functions of the Company’s Board generally) also interact frequently with the Chief Executive Officer and the other named executive officers and have available data relating to the performance of the business units or functions for which each named executive officer is responsible. As a result, the Compensation Committee members form their own assessments of each executive’s performance throughout the year, and these assessments, along with the Chief Executive Officer’s recommendations, are considered in setting overall and relative salary and bonus levels and equity grants.

As noted above, our named executive officers have an average tenure of 30 years with us. Consequently, the Company believes that, as a practical matter, the skills, scope of duties and relative contributions of these officers tend to be more consistent from year to year in comparison to the executive officers of companies for which there has been more turnover. Accordingly, the year-over-year compensation levels, and the compensation levels of our named executive officers relative to one another, tend to reflect that fact.

As noted earlier, the Compensation Committee retained Cook in December 2016 to conduct a competitive review of the Company’s executive and non-employee director compensation programs. Cook presented its findings and recommendations to the Committee in March 2017, and advised regarding the development of a non-employee director cash compensation plan for the Company in November 2017. The work of this consultant did not raise any conflict of interest.

Internal Revenue Code Section 162(m) generally disallows a tax deduction to reporting companies for compensation over $1,000,000 paid to the company’s chief executive officer and other highly compensated officers, subject to certain exceptions. Historically, Section 162(m) has not been a factor in the design of our executive compensation program because the compensation of our executives other than our Chief Executive Officer has not approached $1,000,000, and the compensation of our Chief Executive Officer, except for stock options which are “performance based” compensation, has in certain years exceeded $1,000,000 only by a minor amount. The exemption from Section 162(m)’s deduction limit for “performance-based compensation” has been repealed as of 2018, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Elements of Compensation

Salary

As noted above, salary increases (if any) for a fiscal year tend to be reflective of the Company’s financial performance in the prior fiscal year and projected financial performance in the current fiscal year.

Our Compensation Committee reviews the base salaries of our named executive officers annually. The salaries of our named executive officers are determined in the sole discretion of the Compensation Committee, after receiving recommendations from our Chief Executive Officer. As noted above, the Compensation Committee considers individual and Company performance, as well as factors such as publicly available information on executive compensation, including industry comparisons and competitive data, each executive’s role and responsibilities, the responsibility levels of the executives relative to one another and changes in the cost of living. We believe that the salaries of our named executive officers are at or below the median of salaries paid by other companies with which we compete for talent. Base salaries for 2017 for our named executive officers increased by 3.7% due to improvement in the Company’s financial performance in fiscal 2016 and the Company’s then-projected financial performance in fiscal 2017.

Bonuses

As noted above, bonuses for each fiscal year are primarily based upon the Company’s EBITDA in that fiscal year; bonuses shown in the Summary Compensation Table as compensation for a given fiscal year reflect the Company’s performance in that fiscal year.

We intend that bonuses paid to our named executive officers will reward them for the achievement of successful financial performance over a relatively short period of time (typically one fiscal year). The bonuses of our named executive officers are determined in the sole discretion of the Compensation Committee, after receiving recommendations from our Chief Executive Officer.

Although the Company does not set specific Company or individual performance targets for purposes of determining the bonuses, the total amount of the annual bonuses paid to our salaried employees has historically been correlated with the amount of our EBITDA, with the total amount of this bonus pool increasing or decreasing in relative proportion to the increase or decrease in EBITDA. For example, in 2016 our EBITDA increased 1.4% in comparison to our 2015 EBITDA, and the total amount of the bonus pool increased by 1.2%. Conversely, in 2017 our adjusted EBITDA (which excluded a non-cash charge for goodwill impairment) decreased by 17.7% in comparison to our 2016 EBITDA, and the 2017 bonus pool decreased by 13.3%.

Over the past ten years, the total amount of the bonus pool has represented between 5.1% and 5.9% of our EBITDA. For 2017, the overall Company bonus pool was 5.9% of our adjusted EBITDA.

The Compensation Committee varies the bonus pool as a percentage of our EBITDA (as well as the percentage of the bonus pool allocable to named executive officers) slightly from year to year based on a variety of factors, including but not limited to the number of salaried employees who will be paid from the bonus pool and the Company’s actual EBITDA. If EBITDA is abnormally low compared with historical patterns, the Compensation Committee may set the overall bonus pool as a slightly higher percentage of EBITDA in order to allow the Company to pay participating employees amounts determined to be reasonable while still reflecting a reduction in the overall bonus pool (and absolute amounts of the bonuses) in light of the lower EBITDA. The converse may be true in years where our EBITDA is abnormally high compared with historical patterns. For example, for 2016 the bonus pool as a percentage of EBITDA was 5.6% and amounted to approximately $2.7 million. However, for 2017, although the bonus pool as a percentage of our adjusted EBITDA was 5.9%, the absolute size of the pool decreased to approximately $2.4 million. This naturally resulted in reductions of bonuses for named executive officers for 2017 as compared to 2016.

Bonus payments to our named executive officers are based on their individual contributions to the success of our business for the year, and fairness and proportionality of the named executive officer’s compensation when compared with the compensation for the year of our Chief Executive Officer and the other named executive officers, as determined by the Compensation Committee at its discretion. These practices have been essentially uniform since the Company’s initial public offering in 2002. We believe that the bonuses paid to our named executive officers are at or below the median range of bonuses paid by other companies with which we compete for talent.

Long-Term Incentive Compensation (Equity Awards)

Our stockholder-approved equity compensation plan permits a variety of equity-based awards. We believe that awards of equity-based compensation (both stock options and restricted stock awards) to named executive officers provide a valuable long-term incentive for them, and help align their interests with the stockholders’ interests.

We typically grant equity-based awards to some or all of our named executive officers in connection with their annual performance and compensation reviews in March of each year. We also occasionally grant equity-based awards throughout the year to select newly hired or promoted employees in connection with our recruitment and retention efforts. Our Compensation Committee determines the size of each grant to our named executive officers, after receiving recommendations from our Chief Executive Officer. In making this determination, the Compensation Committee considers the value of total direct compensation, the Company’s recent financial performance, future expectations of the Company’s financial performance, individual performance, the number and value of stock options and restricted shares previously granted to the named executive officer and the relative proportion of long-term incentives within the total compensation mix.

The compensation shown in the Summary Compensation Table on page 24 represents the aggregate grant date fair value of the grant based upon the Company’s common stock price on the grant date and without any adjustment for estimated forfeitures. However, with respect to considerations of Company performance, because such grants typically occur in March in connection with the named executive officers’ annual employment reviews, and as they are not intended as bonus compensation for the prior year, they will be reflected in the Summary Compensation Table below for the year following the fiscal year for which Company financial performance was considered in connection with the award. For example, the value of equity grants given in March 2016 (and reflected as compensation for 2016) decreased by 3.3% compared to 2015, primarily reflecting the decrease in the Company’s stock price from March 2015 to March 2016, which was partially offset by an increase in the number of shares granted. The value of equity grants given in March 2017 (and reflected as compensation for 2017) increased by 62.9% compared to 2016, primarily reflecting the increase in the Company’s stock price from March 2016 to March 2017, as well as an increase in the number of shares granted.

In all cases, the value actually realized by the named executive officers will depend upon the market price of our common stock at the time of any sale, which cannot occur until shares vest.

Our Compensation Committee generally considers annual equity grants to named executive officers and other employees at committee meetings which coincide with the employees’ annual performance and compensation reviews. The Compensation Committee generally considers equity grants to select newly-hired or promoted employees at committee meetings which coincide with the next regularly-scheduled quarterly board meeting following the date of hire or promotion. In the case of stock options, the grant date is the date of the meeting or a subsequent date selected by the Committee, provided that in either case such date must occur during a “trading window” following public disclosure of the Company’s quarterly or annual financial results. We do not intend to grant stock options while in possession of material non-public information, except pursuant to a pre-existing policy under which options are granted to non-employee directors upon the date of first election or appointment to the Board. The exercise price of each stock option granted is the closing price of our stock on the date of grant.

We believe that unvested equity awards are a valuable tool to encourage employee retention, and, accordingly, our equity awards (both stock options and restricted stock) to our named executive officers generally vest over a four-year period.

Although the long-term incentive represented by equity awards has been a significant component of the compensation of our named executive officers, we believe that the value of our equity awards to our named executive officers, on an annualized basis, is relatively modest, and is reasonable and appropriate, when compared to the size of equity awards to similar officers of other companies with which we compete for talent. We also believe that these equity awards have resulted in minimal stock dilution. For example, during each of fiscal years 2015, 2016 and 2017, such equity awards to named executive officers represented 0.1% of shares outstanding as of the grant dates.

We believe that stock options can be an important component of a well-designed compensation package for our named executive officers in order to achieve successful results, since the executives can realize value on their stock options only if the stock price increases, and the long-term incentive of stock options is important in realizing our goal of continuity and stability of our executive team.

We believe restricted stock provides a further enhancement to retention, as restricted stock generally maintains a greater value than stock options during cyclical downturns in our stock price, our industry or the stock market and general economy, and it also pays dividends. We also believe that inclusion of restricted stock in our equity award packages more closely aligns the interests of our named executive officers with those of stockholders, in light of the volatility of the stock market and the additional volatility of stock option value relative to changes in market value of the underlying stock. We note that the inclusion of restricted stock as a component of equity compensation for officers is a continuing trend among public companies and have in recent years principally used restricted stock grants (rather than option grants) as part of our long-term incentive compensation strategy for our named executive officers.

We will continue to evaluate which equity award vehicles achieve the best balance between continuing our successful practice of providing long-term incentive compensation and creating and maintaining long term stockholder value.

Change in Control Payments

Our named executive officers have employment or other agreements that provide that they will receive payments and other benefits in the event of a termination of employment following a change in control.

The employment agreement of Steven G. Miller, our Chairman of the Board, President and Chief Executive Officer, contains a change in control provision. This provision permits him to receive the change in control payments if he leaves for any reason within six months after the change in control. Mr. Miller must resign to receive the change in control payments, so this provision is not a true “single trigger” provision. The reason for this provision is that a change in control of a publicly traded corporation would almost invariably affect the powers, role, and reporting relationships of its principal executive officer. If a change in control of our Company occurs, Mr. Miller’s employment agreement gives him the right to depart from the Company and receive the change in control payments if he deems his position to have been negatively affected by the change in control, without the need to demonstrate an objective, adverse effect such as reduction in compensation. If the change is not negative, the employment agreement allows him to stay with the Company and no severance payments will be made. We believe this provision is desirable from our standpoint because it enables Mr. Miller, our Chief Executive Officer, to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, without undue concern for his own personal interests.

Mr. Miller’s employment agreement also contains provisions for payment on dismissal without “cause” or resigning for “good reason,” which could apply after as well as before a change in control. See “— Employment Agreements and Change in Control Provisions.”

We have entered into a severance agreement with Barry D. Emerson, our Senior Vice President, Chief Financial Officer and Treasurer (our Principal Financial Officer), which provides that he will receive certain payments if we terminate his employment other than for “cause.” These provisions can operate after as well as before a change in control. These provisions were the result of arm’s length negotiations between us and Mr. Emerson when we hired him.

In August 2015, the Company entered into change of control severance agreements with Mr. Emerson, Boyd O. Clark, Senior Vice President, Buying, Michael P. Marrone, Senior Vice President, Store Operations, and Gary S. Meade, Senior Vice President, General Counsel and Secretary. Each agreement provides for the payment of severance and other benefits to the named executive officer in the event of a termination of their employment by the Company without “cause” or by the named executive officer for “good reason,” in either case, upon or within two years following a change of control. We believe the terms of these agreements are desirable from our standpoint because they enable these named executive officers to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, without undue concern for their own personal interests.

In addition, the vesting of all stock options and restricted stock granted under the 2007 Equity Plan, including those to our named executive officers and directors, will accelerate upon a change of control of the Company.

We do not expect to provide gross up payments to our named executive officers if they receive payments in connection with a change in control which would cause them to be subject to the excise tax of Internal Revenue Code Section 4999, which we refer to as the “Golden Parachute Excise Tax”. Our Chief Executive Officer’s employment agreement and our named executive officers’ change of control severance agreements specifically provide that payments in connection with a change in control will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax.

All Other Compensation

All other compensation to our named executive officers includes, among other things, Company contributions and other allocations made on behalf of the individuals under the Company’s defined contribution plan. We have also provided perquisites to our named executive officers that have an annual incremental cost to us of $10,000 or more, which consist of the value attributable to personal use of Company-provided automobiles and payments of group term life insurance premiums.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Steven G. Miller Chairman of the Board, President and Chief Executive Officer	2017 2016 2015	$ $ $	549,615 531,635 520,192	$ $ $	185,000 215,000 208,000	$ $ $	149,000 91,280 98,876	0 0 0	0 0 0	0 0 0	$27,461 $27,357 $26,866	$911,076 $865,272 $853,934

Barry D. Emerson Senior Vice President, Chief Financial Officer and Treasurer	2017 2016 2015	$ $ $	379,904 368,808 359,654	$ $ $	115,000 129,000 125,500	$ $ $	62,580 38,794 39,030	0 0 0	0 0 0	0 0 0	$27,179 $24,720 $22,506	$584,663 $561,322 $546,690

Boyd O. Clark Senior Vice President, Buying	2017 2016 2015	$ $ $	282,613 275,908 270,115	$ $ $	145,000 163,500 159,500	$ $ $	62,580 38,794 39,030	0 0 0	0 0 0	0 0 0	$25,766 $24,110 $23,031	$515,959 $502,312 $491,676

Gary S. Meade Senior Vice President, General Counsel and Secretary	2017 2016 2015	$ $ $	247,442 238,615 232,231	$ $ $	72,000 81,000 78,500	$ $ $	62,580 38,794 39,030	0 0 0	0 0 0	0 0 0	$21,073 $22,232 $22,536	$403,095 $380,641 $372,297

Michael P. Marrone Senior Vice President, Store Operations	2017 2016	$ $	222,308 200,308	$ $	76,500 85,000	$ $	53,640 31,948	0 0	0 0	0 0	$18,527 $18,818	$370,975 $336,074

(1)	The amounts in this Salary column reflect amounts actually earned in the applicable fiscal year. Such amounts reflect a blended amount based on the base salary in effect prior to any annual salary increase (which typically occurs in March of each year) and the higher base salary for the remainder of the year. For fiscal 2018, the Compensation Committee has realigned the compensation of certain named executive officers to provide a greater percentage of overall compensation as base salary and a reduced percentage of compensation as bonuses than in prior years. This resulted in greater increases in base salary than in prior years, with reduced bonus participation, for these named executive officers for fiscal 2018. Effective March 26, 2018, base annual salaries for each of the named executive officers were set as follows:

Steven G. Miller: $571,500
Barry D. Emerson: $415,000
Boyd O. Clark: $330,000
Gary S. Meade: $250,000
Michael P. Marrone: $250,000

(2)	The amounts in this Bonus column reflect amounts earned in the applicable fiscal year but not paid until the following fiscal year.

(3)	The dollar value of Stock Awards shown represents the aggregate grant date fair value of the restricted stock granted calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the Company’s common stock price on the grant dates and without any adjustment for estimated forfeitures. Each Stock Award represents the grant of one restricted share of our common stock without the payment of an exercise price or other cash consideration, which grant is scheduled to vest over a four-year period. The amounts reported in the “Stock Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value that a named executive officer will realize on each Stock Award will depend on the price per share of our common stock at the time shares underlying the Stock Awards are sold.

(4)	The amounts in the All Other Compensation column include (a) the value attributable to personal use of a Company-provided automobile, which in fiscal 2017 were the following amounts: Mr. Miller: $19,682, Mr. Emerson: $18,344, Mr. Clark: $17,773, Mr. Meade: $12,546, and Mr. Marrone: $9,974, (b) Company contributions and other allocations made on behalf of the individual under the Company’s defined contribution plan, which in or for fiscal 2017 were the following amounts: Mr. Miller: $6,815, Mr. Emerson: $8,165, Mr. Clark: $7,490, Mr. Meade: $8,165, and Mr. Marrone: $8,165, and (c) Company payments of group term life insurance premiums for the individual, which in fiscal 2017 were the following amounts: Mr. Miller: $964, Mr. Emerson: $670, Mr. Clark: $503, Mr. Meade: $362, and Mr. Marrone: $388.

Stock Options and Equity Compensation

In 2007, our Board of Directors adopted and our stockholders approved the initial version of our 2007 Equity Plan, which replaced and superseded our 2002 Stock Incentive Plan (the “2002 Stock Plan”). In 2011, our Board adopted and our stockholders approved an amended and restated version of the 2007 Equity Plan, and in 2016 our Board adopted and our stockholders approved a further amended and restated version of the 2007 Equity Plan. After giving effect to the amendment and restatement of the 2007 Equity Plan in 2016, the aggregate amount of shares authorized for issuance under the 2007 Equity Plan was 3,649,250 shares, plus any shares subject to awards granted under the 2002 Stock Plan that were forfeited or cancelled, or otherwise expired, after the April 24, 2007 initial effective date of the 2007 Equity Plan.

The 2007 Equity Plan is administered by our Compensation Committee. The Compensation Committee has broad discretion and power in operating the 2007 Equity Plan and in determining which of our employees, directors, and consultants shall participate, and the terms of individual awards. Awards under the 2007 Equity Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing. Any shares that are subject to awards of options or stock appreciation rights shall be counted against the plan limit as one share for every one share granted. Awards of restricted stock or restricted stock units and other awards that are not awards of stock options or stock appreciation rights (including shares delivered in settlement of dividend rights) shall be counted against the plan limit as 2.5 shares for every share granted. The aggregate number of shares available under the 2007 Equity Plan and the number of shares subject to outstanding options and stock appreciation rights will be increased or decreased to reflect any changes in the outstanding common stock of the Company by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction. If any shares subject to an award under the 2007 Equity Plan are forfeited or expire, or are terminated without issuance of shares, the shares shall again be available for award under the 2007 Equity Plan. Any shares that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights granted under the 2007 Equity Plan and as 2.5 shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2007 Equity Plan.

Under the 2007 Equity Plan, no participant may be granted in any fiscal year of the Company (a) options or stock appreciation rights with respect to more than 500,000 shares, (b) restricted stock, performance awards or other stock unit awards that are denominated in shares with respect to more than 250,000 shares, or (c) performance awards or stock unit awards that are valued by reference to cash having a maximum dollar value of more than $2,000,000.

Under the 2007 Equity Plan, the exercise price for an option or stock appreciation right cannot be less than 100% of the fair market value of the underlying shares on the grant date. The 2007 Equity Plan does not permit the repricing of options or stock appreciation rights.

At April 20, 2018, net of cancellations and forfeitures:

•	options to purchase 1,191,571 shares had been issued under the 2007 Equity Plan,

•	1,466,905 shares of restricted stock had been awarded under the 2007 Equity Plan, which are counted against the plan limits as 3,667,262.50 shares, and

•	109,950 restricted stock units had been awarded under the 2007 Equity Plan, which are counted against the plan limits as 274,875 shares.

At April 20, 2018,

•	1,375,652 shares were available for additional grants under the 2007 Equity Plan.

At April 20, 2018,

•	366,874 shares remained subject to outstanding options under the 2007 Equity Plan,

•	431,720 unvested restricted shares were outstanding under the 2007 Equity Plan, which are counted against the plan limits as 1,079,300 shares, and

•	23,250 unvested restricted stock units were outstanding under the 2007 Equity Plan, which are counted against the plan limits as 58,125 shares.

As noted above, awards of restricted stock and restricted stock units reduce the total shares available for grant under the 2007 Equity Plan by 2.5 shares for every share or unit granted, and any such restricted shares or units that are forfeited before vesting are accordingly added back to the 2007 Equity Plan as 2.5 shares for share or unit so forfeited.

Grants of Plan-Based Awards in Fiscal 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven G. Miller Chairman of the Board, President and Chief Executive Officer	3/14/2017	0	0	0	0	0	0	10,000	0	0	$149,000

Barry D. Emerson Senior Vice President, Chief Financial Officer and Treasurer	3/14/2017	0	0	0	0	0	0	4,200	0	0	$62,580

Boyd O. Clark Senior Vice President, Buying	3/14/2017	0	0	0	0	0	0	4,200	0	0	$62,580

Gary S. Meade Senior Vice President, General Counsel and Secretary	3/14/2017	0	0	0	0	0	0	4,200	0	0	$62,580

Michael P. Marrone Senior Vice President, Store Operations	3/14/2017	0	0	0	0	0	0	3,600	0	0	$53,640

(1)	These shares of restricted stock vest in four equal annual installments beginning on March 14, 2018.

(2)	The dollar value of Stock Awards shown represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the Company’s common stock price on the grant dates and without any adjustment for estimated forfeitures. Each Stock Award represents the grant to the named executive officer of one restricted share of our common stock without the payment of an exercise price or other cash consideration, which grant is scheduled to vest over a four-year period. The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value that a named executive officer will realize on each Stock Award will depend on the price per share of our common stock at the time shares underlying the Stock Awards are sold.

Outstanding Equity Awards at Fiscal 2017 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven G. Miller Chairman of the Board, President and Chief Executive Officer						21,700	$184,303

Barry D. Emerson Senior Vice President, Chief Financial Officer and Treasurer						9,000	$76,346

Boyd O. Clark Senior Vice President, Buying						9,000	$76,346

Gary S. Meade Senior Vice President, General Counsel and Secretary						9,000	$76,346

Michael P. Marrone Senior Vice President, Store Operations	12,000			$4.82	3/2/2019	7,575	$64,212

(1)	The vesting dates of the unvested restricted shares reported in the seventh column are as follows: Mr. Miller’s shares vested or will vest on March 14, 2018 (8,300 shares), March 14, 2019 (6,400 shares), March 14, 2020 (4,500 shares), and March 14, 2021 (2,500 shares); Mr. Emerson’s, Mr. Clark’s and Mr. Meade’s shares each vested or will vest on March 14, 2018 (3,400 shares), March 14, 2019 (2,650 shares), March 14, 2020 (1,900 shares), and March 14, 2021 (1,050 shares); and Mr. Marrone’s shares vested or will vest on March 14, 2018 (2,850 shares), March 14, 2019 (2,225 shares), March 14, 2020 (1,600 shares), and March 14, 2021 (900 shares).

(2)	The amounts in the Market Value of Shares column are the sum of (a) the fair market value of the shares on December 31, 2017, based upon our most recent closing stock price as of that date of $7.60 (equal to $164,920 for Mr. Miller, $68,400 for each of Mr. Emerson, Mr. Clark and Mr. Meade, and $57,570 for Mr. Marrone), plus (b) dividends that accrued on the shares as of December 31, 2017 (equal to $19,383 for Mr. Miller, $7,946 for each of Mr. Emerson, Mr. Clark and Mr. Meade, and $6,642 for Mr. Marrone).

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven G. Miller			7,400	$118,665
Chairman of the Board, President and Chief Executive Officer

Barry D. Emerson			2,950	$47,250
Senior Vice President, Chief Financial Officer and Treasurer

Boyd O. Clark			2,950	$47,250
Senior Vice President, Buying

Gary S. Meade			2,950	$47,250
Senior Vice President, General Counsel and Secretary

Michael P. Marrone			2,450	$39,246
Senior Vice President, Store Operations

(1)	The amounts in the Value Realized on Vesting column are the sum of (a) the fair market value of the shares on March 14, 2017, based upon our closing stock price on that date of $14.90 (equal to $110,260 for Mr. Miller, $43,955 for each of Mr. Emerson, Mr. Clark and Mr. Meade and $36,505 for Mr. Marrone), plus (b) dividends that accrued on the shares prior to vesting (equal to $8,405 for Mr. Miller, $3,295 for each of Mr. Emerson, Mr. Clark and Mr. Meade, and $2,741 for Mr. Marrone).

Employment Agreements and Change in Control Provisions

The Company has an employment agreement with Steven G. Miller, our Chairman of the Board, President and Chief Executive Officer. His original agreement was executed in 2002 prior to our becoming a publicly-traded company.

In December 2008, Mr. Miller’s employment agreement was amended and restated for the principal purpose of complying with the provisions of Section 409A of the Internal Revenue Code and related regulations and guidance. In general, the changes reflected in that restatement related to the timing of payments to Mr. Miller under his employment agreement following certain events. The restatement also updated various other provisions, including conforming Mr. Miller’s base salary to his then current base salary, but did not materially affect the scope or amounts of compensation or benefits that Mr. Miller is entitled to receive under his agreement.

In March 2009, in an effort to align Mr. Miller’s severance package more closely with current standards, the employment agreement was further amended whereby Mr. Miller voluntarily agreed to reduce the lump sum severance payment he is to receive upon certain termination events from four years annual compensation to three years annual compensation. In addition, the amendment revised the method of determining such annual compensation for that purpose as provided below.

Mr. Miller’s employment agreement provides that he will serve as Chairman of the Board of Directors, Chief Executive Officer and President for a term of four years from any given date, such that there shall always be a minimum of at least four years remaining under his employment agreement. The employment agreement provides for Mr. Miller to receive an annual base salary of $473,000 (as of December 2008), subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan to be established by the Compensation Committee. His annual base salary has since increased to $571,500, effective March 2018. In practice, his bonuses have been determined in the discretion of the Compensation Committee. Mr. Miller is also entitled to use of a Company automobile. In addition, as long as Mr. Miller serves as an officer, the Company will use its best efforts to ensure that he continues to serve on the Board and on the board of directors of the Company’s wholly-owned subsidiary, Big 5 Corp.

If Mr. Miller’s employment is terminated for any reason, the employment agreement provides that he shall receive all accrued and unpaid salary and vacation pay plus a cash bonus for services rendered during that calendar year through the termination date equal to the greater of (a) the last annual cash bonus paid to Mr. Miller and (b) the average of the annual cash bonuses paid to Mr. Miller during the immediately preceding three full fiscal years, pro rated through the termination date.

If Mr. Miller’s employment is terminated due to his death, in addition to the salary, vacation pay and pro rated cash bonus discussed above, the employment agreement provides for accelerated vesting of options that would have been exercisable during the 24 months following the termination date and the continuation of family medical benefits for the four years following the termination date. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination due to death (other than any accrued and unpaid salary and vacation pay), assuming that the termination occurred on December 31, 2017 and based upon our most recent closing stock price as of that date of $7.60.

Table Showing Benefits on a Termination Due to Death

Name	Pro Rated Cash Bonus	Value of Option Acceleration	Value of Medical Continuation	Total
Steven G. Miller	$236,000	0	$27,021	$263,021

If Mr. Miller’s employment is terminated due to his disability, in addition to the salary, vacation pay and pro rated cash bonus discussed above, the employment agreement provides that the Company will pay Mr. Miller on the fifth business day following the termination date a lump sum severance payment in an amount equal to his base salary for two years and an additional amount equal to two times the greater of (i) the last annual cash bonus paid to Mr. Miller and (ii) the average annual cash bonus paid to him during the prior three fiscal years. In addition, the employment agreement provides for accelerated vesting of options that would have been exercisable during the 24 months following the termination date and the continuation of specified benefits for the four years following the termination date. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination due to disability (other than any accrued and unpaid salary and vacation pay), assuming that the termination occurred on December 31, 2017 and based upon our most recent closing stock price as of that date of $7.60.

Table Showing Benefits on a Termination Due to Disability

Name	Pro Rated Cash Bonus	Cash Severance	Value of Option Acceleration	Value of Medical Continuation	Value of Perquisites(1)	Total
Steven G. Miller	$236,000	$1,540,000	0	$56,581	$78,728	$1,911,309

(1)	The amount in the Value of Perquisites column includes the value attributable to personal use of a Company-provided automobile in the annual amount of $19,682 for four years.

If Mr. Miller terminates the employment agreement for good reason at any time, or for any reason within six months of a change in control, or if the Company terminates the employment agreement without cause at any time, in addition to the salary, vacation pay and pro rated cash bonus discussed above, the employment agreement provides the Company will pay Mr. Miller on the fifth business day following the termination date a lump sum severance payment in an amount equal to three times his annual compensation. For this purpose, Mr. Miller’s annual compensation will be deemed to equal the average annual compensation received by Mr. Miller for each of the five years immediately preceding the year in which the termination date falls, as reflected on Mr. Miller’s Forms W-2 for those years. In addition, the employment agreement provides for accelerated vesting of all of his options and the continuation of specified benefits for the four years following the termination date. However, the employment agreement provides that payments in connection with the change in control will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax. The table below reflects the estimated amount of payments and other benefits payable under Mr. Miller’s employment agreement on a termination by Mr. Miller for good reason or due to a change in control or a termination by the Company without cause (other than any accrued and unpaid salary and vacation pay), assuming that the termination occurred on December 31, 2017 and based upon our most recent closing stock price as of that date of $7.60.

Table Showing Benefits on a Termination by the Employee for Good Reason or Due to a Change in Control or a Termination by the Company Without Cause

Name	Pro Rated Cash Bonus	Cash Severance	Value of Option Acceleration	Value of Medical Continuation	Value of Perquisites(1)	Total
Steven G. Miller (2)	$236,000	$3,283,608	0	$56,581	$78,728	$3,654,917

(1)	The amount in the Value of Perquisites column includes the value attributable to personal use of a Company-provided automobile in the annual amount of $19,682 for four years.

(2)	Payments in connection with a change in control may be less than those shown in this table, since Mr. Miller’s employment agreement provides such payments will be reduced to the extent necessary to prevent them from being subject to the Golden Parachute Excise Tax.

If Mr. Miller terminates the employment agreement without good reason or the Company terminates the employment agreement for cause, Mr. Miller is entitled to receive the accrued and unpaid salary, vacation pay and prorated cash bonus discussed above.

The employment of our Chief Financial Officer, Barry D. Emerson, with us is governed by an employment offer letter dated August 16, 2005, which is referred to as the “Offer Letter.” The Offer Letter provided for Mr. Emerson to receive a starting annual base salary of $275,000 and a minimum starting annual bonus of $125,000. As a result of periodic annual increases, Mr. Emerson’s annual base salary has since been increased to $415,000, effective March 2018. His annual incentive bonuses have been set in the discretion of the Compensation Committee from the overall bonus pool. Pursuant to the Offer Letter, Mr. Emerson is eligible for stock option grants comparable to those provided to other senior vice presidents of the Company. In addition, the Offer Letter provides that Mr. Emerson receives use of a Company automobile.

Pursuant to the Offer Letter, we and Mr. Emerson have entered into a Severance Agreement that provides that his employment is “at will” but that, if we terminate his employment other than for “cause” (as defined in the Severance Agreement), Mr. Emerson will receive a severance package which will include one year’s base salary and one year’s health coverage for him and his family. Payment of the severance benefit is conditioned upon Mr. Emerson’s delivery of an effective general release of claims in favor of the Company. Mr. Emerson is also party to a Change of Control Severance Agreement, which is discussed in detail below. In the event that a termination of employment would result in any duplicate payments or benefits under the Severance Agreement and under the Change of Control Severance Agreement, Mr. Emerson would not be entitled to receive such duplicate payments or benefits under the Severance Agreement. The table below reflects the estimated amount of payments and other benefits payable under Mr. Emerson’s Severance Agreement, assuming that the termination occurred on December 31, 2017.

Table Showing Benefits on a Termination Other than for Cause

Name	Cash Severance	Value of Medical Continuation	Total
Barry D. Emerson	$383,000	$20,053	$403,053

On August 5, 2015, the Company entered into a Change of Control Severance Agreement with each of the following: Mr. Emerson; Boyd O. Clark, Senior Vice President, Buying; Michael P. Marrone, Senior Vice President, Store Operations; and Gary S. Meade, Senior Vice President, General Counsel and Secretary. Each agreement provides for the payment of severance and other benefits to the named executive officer in the event of a termination of their employment by the Company without “cause” or by the named executive officer for “good reason,” in either case, upon or within two years following a “change of control” of the Company (“cause,” “good reason” and “change of control” are all defined in the Change of Control Severance Agreement). In the event of a qualifying termination, each agreement provides for a severance package which will include: (a) a lump sum cash payment equal to two times the sum of the named executive officer’s annual “base salary” (based on the rate in effect immediately prior to the termination date or the rate in effect immediately prior to the change of control, whichever is greater) and “annual bonus” (based on the average of the three most recent annual bonuses paid before the termination date or the change of control, whichever is greater); (b) a lump sum cash payment equal to a pro rata portion of the named executive officer’s “annual bonus”; (c) a lump sum cash payment equal to any unpaid annual bonus which the named executive officer would have received for any fiscal year that ends on or before the termination date had the named executive officer remained employed through the payment date (determined using the same method of determining annual bonuses in prior fiscal years); (d) Company-paid COBRA premium payments for up to eighteen months following the termination date; (e) Company-paid outplacement services for up to twelve months following the termination date; and (f) accelerated vesting of all outstanding equity awards that vest solely based on the passage of time.

The named executive officer’s right to receive the severance payments and benefits described above is subject to the delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any change of control payment or benefit would be subject to an excise tax imposed in connection with the Golden Parachute Excise Tax, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the named executive officer receives the greater of the (i) net amount of the change of control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change of control payments and benefits without such reduction. The table below reflects the estimated amount of payments and other benefits payable under each named executive officer’s severance agreement, assuming that the termination occurred on December 31, 2017.

Table Showing Benefits on a Termination Without Cause or For Good Reason

Following a Change of Control

Name	Cash Severance	Annual Bonus(1)	Value of Medical Continuation	Value of Outplacement Services(2)	Value of Equity Acceleration(3)	Total
Barry D. Emerson	$1,015,667	$115,000	$30,080	$7,000	$76,346	$1,244,093
Boyd O. Clark	$894,000	$145,000	$30,080	$7,000	$76,346	$1,152,426
Michael P. Marrone	$594,000	$76,500	$10,133	$7,000	$64.212	$751,845
Gary S. Meade	$656,333	$72,000	$21,218	$7,000	$76,346	$832,898

(1)	Because the amounts in the Annual Bonus column are to be determined using the same method of determining annual bonuses in prior fiscal years, the amounts shown in this column reflect the actual bonus payments made to the named executive officers in March 2018 for bonuses earned in fiscal 2017, which were determined using the same method of determining annual bonuses in prior fiscal years.

(2)	The amounts shown in the Value of Outplacement Services column are estimates determined after consultation with an outplacement services company.

(3)	The amounts in the Value of Equity Acceleration column are the sum of (a) the fair market value of unvested equity on December 31, 2017, based upon our most recent closing stock price as of that date of $7.60 (equal to $68,400 for each of Mr. Emerson, Mr. Clark and Mr. Meade and $57,570 for Mr. Marrone), plus (b) dividends that accrued on the unvested equity as of December 31, 2017 (equal to $7,946 for each of Mr. Emerson, Mr. Clark and Mr. Meade and $6,642 for Mr. Marrone).

Chief Executive Officer Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”):

For 2017, our last completed fiscal year:

•	The annual total compensation of our median employee was $9,831. Our median employee is a part-time, hourly retail store employee.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 24 of this Proxy Statement, was $911,076.

Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 93:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

To identify our median employee, we first determined our employee population (other than our CEO) as of October 1, 2017 (the “Determination Date”). We had 8,223 employees (other than our CEO), representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules.

We then measured the W-2 compensation for the employee population (other than our CEO) for the period beginning on January 1, 2017 and ending on September 30, 2017. We did not annualize compensation for any employees who were employed for less than the full fiscal year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. For 2017, the total compensation of our median employee was determined to be $9,831. This total compensation amount for our median employee was then compared to the 2017 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

The rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies, including in our own industry, may not be comparable to the CEO pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Compensation of Directors

Our Board of Directors sets directors’ compensation based on its review of publicly-available information about what other companies pay their directors.

Directors who are also employees of the Company are compensated as officers of the Company and receive no additional compensation for serving as directors.

Director Compensation Program in Effect During Fiscal 2017

During fiscal 2017, the Company’s Director Compensation Program consisted of the following elements:

Cash Retainers:

Each non-employee director received an annual retainer of $30,000 for service on the Board. The Lead Independent Director received an additional annual retainer of $15,000. The Chair of the Audit Committee received an additional annual retainer of $10,000, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $7,500.

Meeting Fees:

Each non-employee director received $2,500 for attendance at each regularly scheduled meeting of the Board or each committee meeting not otherwise held on the day of a Board meeting or other committee meeting, $1,000 for attendance at each committee meeting held on the day of a Board meeting or other committee meeting, and $1,000 for attendance by telephone at any specially called telephonic Board meeting or committee meeting.

Long-Term Incentive Compensation (Equity Awards)

Each non-employee director was granted automatically options to purchase 10,000 shares of the Company’s common stock upon his or her initial appointment or election to the Board. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vested or vest in four equal annual installments beginning with the first anniversary of the date of grant. Each non-employee director was annually granted 4,200 restricted shares of the Company’s common stock or, at such non-employee director’s election, 4,200 restricted stock units. This restricted stock and these restricted stock units vested or vest one hundred percent (100%) on the earlier of the date of the Company’s next annual stockholders meeting following the date of grant or the one-year anniversary of the date of grant, although the stock underlying restricted stock units will not become deliverable until the 10th business day of January following the calendar year in which the director’s service on the Board terminates for any reason. Annual grants of restricted stock or restricted stock units have been made on the date of the Company’s annual meeting of stockholders.

Reimbursement of Expenses

Directors were reimbursed for all out-of-pocket expenses incurred in attending meetings.

Director Compensation Program Effective Beginning Fiscal 2018

As discussed above, in December 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) to conduct a competitive review of the Company’s compensation program for non-employee directors. Cook presented its findings and recommendations to the Committee in March 2017. Based upon these findings and recommendations, the Committee recommended that the Board amend the Company’s Director Compensation Program by (i) increasing the amount of the non-employee directors’ annual retainer, (ii) instituting annual retainers for committee members, (iii) eliminating Board and committee meeting fees except to compensate directors for unusually high Board or committee meeting activity, and (iv) basing annual restricted stock or restricted stock unit grants upon a fixed dollar amount rather than a fixed number of shares. The Board adopted an amended Director Compensation Program reflecting these changes in October 2017, which was effective as of January 1, 2018.

The current Director Compensation Program consists of the following elements:

Cash Retainers:

Each non-employee director shall receive an annual retainer of $50,000. The Lead Independent Director shall receive an additional annual retainer of $15,000. The Chair of the Audit Committee shall receive an additional annual retainer of $10,000, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each shall receive an additional annual retainer of $7,500. Each member of the Audit Committee, including the Chair, shall receive an additional annual retainer of $10,000. Each member of the Compensation Committee, including the Chair, shall receive an additional annual retainer of $7,500. Each member the Nominating and Corporate Governance Committee, including the Chair, shall receive an additional annual retainer of $7,500.

Meeting Fees:

If the Board of Directors or any committee holds more than eight meetings in any calendar year, then each director or committee member, as the case may be, shall receive meeting fees for attendance at each subsequent meeting during that calendar year in the following amounts: $2,500 for attendance at each regularly scheduled meeting of the Board or each committee meeting not otherwise held on the day of a board meeting or other committee meeting, $1,000 for attendance at each committee meeting held on the day of a Board meeting or other committee meeting, and $1,000 for attendance by telephone at any specially called telephonic board meeting or committee meeting.

Long-Term Incentive Compensation (Equity Awards)

Each new non-employee director shall be granted automatically options to purchase 10,000 shares of the Company’s common stock upon his or her initial appointment or election to the Board. The options shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vest in four equal annual installments beginning with the first anniversary of the date of grant. Each non-employee director shall be granted automatically annually, on the date of the Company’s annual meeting of stockholders, $75,000 in equity compensation. Such equity compensation shall be in the form of restricted shares of the Company’s common stock or, at the election of the director, in lieu of all or a portion of such restricted stock, deferred restricted stock units. This restricted stock and these restricted stock units shall vest one hundred percent (100%) on the earlier of the date of the Company’s next annual stockholders meeting following the date of grant or the one-year anniversary of the date of grant, although the stock underlying restricted stock units will not become deliverable until the 10th business day of January following the calendar year in which the director’s service on the Board terminates for any reason.

Reimbursement of Expenses

Directors shall be reimbursed for all out-of-pocket expenses incurred in attending meetings.

Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sandra N. Bane	$62,090	$58,380	0	0	0	0	$120,470
Nicholas Donatiello, Jr.	$50,500	$58,380	0	0	0	0	$108,880
Jennifer H. Dunbar	$62,000	$58,380	0	0	0	0	$120,380
Robert C. Galvin	$46,000	$58,380	0	0	0	0	$104,380
Van B. Honeycutt	$59,000	$58,380	0	0	0	0	$117,380
David R. Jessick	$58,000	$58,380	0	0	0	0	$116,380

(1)	The dollar value of Stock Awards (including restricted stock and restricted stock units) shown represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the Company’s common stock price on the grant dates and without any adjustment for estimated forfeitures. Each Stock Award entitles the director to receive one restricted share of our common stock (subject to vesting), in the case of a grant of restricted stock without the payment of an exercise price or other cash consideration. In the case of restricted stock units, each Stock Award represents the right to receive one share of our common stock at a specified time, subject to satisfaction of the applicable vesting conditions. The amounts reported in the “Stock Awards” column do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The actual value that a director will realize on each Stock Award will depend on the price per share of our common stock at the time shares underlying the Stock Awards are sold.

(2)	The following table shows, as of December 31, 2017, the total number of shares of our common stock subject to unvested restricted stock and restricted stock units, and vested and unvested stock option awards outstanding for each non-employee director:

Director	Total Unvested Restricted Stock and Restricted Stock Unit Awards Outstanding	Total Option Awards Outstanding
Sandra N. Bane	5,235	4,500
Nicholas Donatiello, Jr.	4,363	7,500
Jennifer H. Dunbar	5,235	4,500
Robert C. Galvin	4,363	10,000
Van B. Honeycutt	4,950	16,000
David R. Jessick	5,235	12,000

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon review of copies of Section 16(a) reports furnished to the Company during or with respect to the year ended December 31, 2017, the Company believes that all Section 16(a) reporting requirements were timely met by its directors and officers during fiscal 2017.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Procedures

Our Audit Committee’s written charter requires that the Audit Committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K. The written Audit Committee Meeting Planner prepared and approved by the Audit Committee provides that this will occur annually at the first quarterly Audit Committee meeting each year and at such other times as needed. During each such review, the Company’s General Counsel discusses the requirements of Item 404 of Regulation S-K and reports on all related party transactions or arrangements that have been determined to require review, following which the Audit Committee formally approves or disapproves each such transaction or arrangement. The items described below were approved by the Audit Committee following this policy and procedure, except for those payments or transactions consummated pursuant to agreements that were entered into prior to our initial public offering and the establishment of the Audit Committee, which occurred in 2002.

The Company has no formal policy regarding the standards to be applied by the Audit Committee in determining whether to approve or disapprove related party transactions. However, in determining whether a proposed related party transaction is in the best interests of the Company and whether to approve or disapprove the transaction, our Audit Committee has generally considered, among other factors, the terms that it believed would be available to the Company in an arms’ length transaction with an unrelated third party. In particular, the Audit Committee has historically required that (i) the terms of the relevant transaction be, in the opinion of the Audit Committee, no less favorable to the Company than those likely to be available from an unaffiliated third party and (ii) the Company would be expected to obtain a comparable or more favorable result than it would in an arms’ length transaction with an unrelated third party. In applying this standard, the Audit Committee also considers whether the transaction would be conducted in the same manner as it would be for such an unrelated third party. Other factors typically considered by the Audit Committee in making such determination include the benefit of the transaction to the Company (including the cost, nature, quantity and quality of the goods or services involved), and the terms, conditions and circumstances of the transaction. In making such a determination, the Audit Committee relies on information provided to it by Company management as well as the general knowledge and experience of Audit Committee members.

Fiscal 2017 Transactions

Prior to his death in fiscal 2008, the Company had an employment agreement with Robert W. Miller, co-founder of the Company and the father of Steven G. Miller, Chairman of the Board, President, Chief Executive Officer and a director of the Company. The employment agreement provided for Robert W. Miller to receive an annual base salary of $350,000. The employment agreement further provided that, following his death, the Company will pay his surviving wife $350,000 per year and provide her specified benefits for the remainder of her life. During fiscal 2017, the Company made a payment of $350,000 to Robert W. Miller’s wife. The Company recognized expense of $0.2 million in fiscal 2017 to provide for a liability for the future obligations under this agreement. Based upon actuarial valuation estimates related to this agreement, the Company recorded a liability of $1.2 million as of December 31, 2017.

In addition to the indemnification provisions contained in the Company’s Charter and Amended and Restated Bylaws, the Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts (collectively, “Liabilities”) incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at the Company’s request, if the applicable director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. These agreements also require the Company to advance expenses incurred by any of its directors or executive officers in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. In fiscal 2017, the Company did not advance any amounts to directors and executive officers under this provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 26, 2018 by:

•	each of the named executive officers in the Summary Compensation Table on page 24;

•	each of the Company’s directors;

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% the Company’s common stock; and

•	all current directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. As of April 26, 2018, the Company had 21,415,958 shares of common stock outstanding.

Name(1)	Beneficial Ownership of Common Stock
	Shares(2)		Percent (%)(3)
Steven G. Miller	1,157,128	(4)	5.4%
Sandra N. Bane	13,500	(5)	*
Nicholas Donatiello, Jr.	5,000	(6)	*
Jennifer H. Dunbar	29,643	(7)	*
Robert C. Galvin	5,000	(6)	*
Van B. Honeycutt	199,600	(8)	*
David R. Jessick	12,000	(9)	*
Boyd O. Clark	49,104		*
Barry D. Emerson	15,762	(10)	*
Michael P. Marrone	50,863	(11)	*
Gary S. Meade	16,946		*
All directors and executive officers as a group (13 persons)	1,578,125	(12)	7.3%

5% Stockholders
BlackRock, Inc. (13)	3,274,007		15.3%
Dimensional Fund Advisors LP (14)	1,802,670		8.4%
LSV Asset Management (15)	1,107,333		5.1%
The Vanguard Group (16)	1,222,296		5.7%

*	Indicates less than 1%.

To the Company’s knowledge, none of the shares held by directors and executive officers have been pledged as security for any obligation.

(1)	The address for each stockholder is 2525 East El Segundo Boulevard, El Segundo, California 90245, except as otherwise indicated below.

(2)	Restricted stock units are not deemed to be common stock beneficially owned by the person holding such units for the purpose of this table. The amounts of restricted stock units (vested and unvested) held by such persons as of April 26, 2018 are as follows: Sandra N. Bane, 28,839 restricted stock units; Nicholas Donatiello, Jr., 13,935 restricted stock units; Jennifer H. Dunbar, 28,839 restricted stock units; Robert C. Galvin: 13,935 restricted stock units; and David R. Jessick, 28,839 restricted stock units.

(3)	Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 26, 2018 are deemed to be outstanding and beneficially owned by the person holding such options or who otherwise has beneficial ownership thereof for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes 741,885 shares of common stock held by Steven G. Miller and Jacquelyne G. Miller, as trustees of the Steven G. Miller and Jacquelyne G. Miller Trust dated September 13, 1990, 374,232 shares of common stock held by Robert W. and Florence Miller Family Partners, L.P., of which Steven G. Miller is a limited partner and shares dispositive power with respect to the shares pursuant to a trading authorization dated November 12, 2004 executed by Robert W. Miller and Florence H. Miller, as general partners, and 1,562 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018. Steven G. Miller disclaims beneficial ownership in the shares owned by Robert W. and Florence Miller Family Partners, L.P. except to the extent of his pecuniary interest therein. Jacquelyne G. Miller shares beneficial ownership of the 741,885 shares of common stock held by the Steven G. Miller and Jacquelyne G. Miller Trust dated September 13, 1990.

(5)	Includes 4,500 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(6)	Includes 5,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(7)	Includes 16,143 shares of common stock held by Jennifer H. Dunbar, Trustee of the Lilac II Trust dated June 28, 2000, and 4,500 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(8)	Includes 165,000 shares of common stock held by the Van B. Honeycutt & Diana H. Honeycutt Living Trust dated September 24, 2001 and 16,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(9)	Includes 12,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(10)	Includes 9,575 shares of common stock held by The Emerson Family Trust Dated June 3, 2009 and 75 shares owned by Mr. Emerson’s children.

(11)	Includes 28,050 shares of common stock held by the Michael P. Marrone Living Trust dated September 30, 2004 and 12,000 shares which may be acquired upon the exercise of options exercisable within 60 days of April 26, 2018.

(12)	Includes 54,000 shares which the directors and executive officers may be deemed to have beneficial ownership with respect to options to purchase the Company’s common stock exercisable within 60 days of April 26, 2018.

(13)	The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055, as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2018 by the reporting person. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G/A, which also states that the reporting person has sole voting power over 3,228,007 of the 3,274,007 shares beneficially held as of that date.

(14)	The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746, as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018 by the reporting person. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G/A, which also states that the reporting person has sole voting power over 1,724,206 of the 1,802,670 shares beneficially held as of that date.

(15)	The address for LSV Asset Management is 155 North Wacker Drive, Suite 4600, Chicago, Illinois 60606, as reported in the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018 by the reporting person. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G, which also states that the reporting person has sole voting power over 526,537 of the 1,107,333 shares beneficially held as of that date.

(16)	The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, as reported in the Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018 by

the reporting person. The reporting person’s holdings are based upon the holdings disclosed in the Schedule 13G, which also states that the reporting person has sole voting power over 21,927 of the 1,222,296 shares beneficially held as of that date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2017. For a description of the material features of these plans, see “Executive and Director Compensation and Related Matters — Stock Options and Equity Compensation.”

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	144,293	$10.11	2,090,250
Equity compensation plans not approved by security holders	—	—	—
Total	144,293	$10.11	2,090,250

(1)	As of December 31, 2017, stock options were outstanding only under the 2007 Equity Plan.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item No. 2 on Proxy Card)

We are providing stockholders an advisory vote to approve the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the “Executive and Director Compensation and Related Matters — Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2017 annual stockholders meeting, 94.4% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the result of this vote and concluded that our pay for performance philosophy is supported by stockholders and that no specific changes to our executive compensation program were warranted.

As noted above in the section entitled “Executive and Director Compensation and Related Matters —Compensation Discussion and Analysis,” our executive compensation program utilizes elements including base salary, annual bonus awards, long term stock-based incentive awards, and health and other benefits to achieve the following goals:

•	attracting, motivating and rewarding highly talented, qualified and experienced executive officers responsible for our success;

•	encouraging retention of top executives who may have attractive opportunities at other companies;

•	providing rewards for successful performance;

•	aligning annual short-term incentive rewards with actual Company operating performance;

•	using longer-term stock-based incentive awards, which vest over time, to align executive officers’ interests with those of the stockholders; and

•	providing total compensation to each executive officer that is internally equitable and reasonable in light of the executive officer’s level of experience and qualifications as well as general market practice, including compensation levels of certain peer companies.

The Board and the Compensation Committee believe that our compensation programs, which align pay with performance and which have been relatively stable over time, have accomplished the foregoing goals.

We strongly encourage stockholders to review this Proxy Statement, and in particular the information contained in the “Executive and Director Compensation and Related Matters” section, including the tabular and narrative disclosure, for a more detailed discussion of our compensation philosophy, objectives and programs.

In summary, compensation actions in 2017 for our named executive officers included:

•	Base salaries for 2017 for our named executive officers increased by 3.7% due to improvement in the Company’s financial performance in fiscal 2016.

•	Total annual bonuses for fiscal 2017 for our named executive officers (determined and paid in March 2018) decreased compared with the prior year because the Company’s EBITDA for fiscal 2017 decreased compared with 2016. Our Compensation Committee determined bonus payments for fiscal 2017 based on an adjusted EBITDA which excluded a non-cash charge for goodwill impairment. As adjusted, EBITDA decreased by 17.7% from fiscal 2016, the total amount of bonuses paid to employees decreased by 13.3%, and the amount of bonuses paid to the named executive officers as a group decreased by 11.8%.

•	The value of equity grants to named executive officers in 2017 (made in March 2017) increased by 62.9% compared to 2016, primarily reflecting the increase in the Company’s stock price in March 2017 from March 2016, as well as an increase in the number of shares granted.

Required Vote

The adoption of the resolution set forth below approving the Company’s compensation of its named executive officers will require the affirmative vote of a majority of the votes cast “for” or “against” with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

We believe that our compensation program for executive officers is conservative relative to our peers. We also believe this program will help to drive improved Company performance.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in the “Executive and Director Compensation and Related Matters” section of the Company’s Proxy Statement, including the “Compensation Discussion and Analysis” subsection thereof and the tabular and narrative disclosures therein required by Item 402 of SEC Regulation S-K.”

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Item No. 3 on Proxy Card)

The Audit Committee has appointed Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the 2018 fiscal year and to audit the Company’s effectiveness of internal control over financial reporting as of December 30, 2018 (i.e., the last day of the Company’s 2018 fiscal year). This appointment is being presented to stockholders for ratification at the Annual Meeting. Although stockholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise by law, the Board of Directors, at the request of the Audit Committee, has elected to seek this ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and are expected to be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year will be ratified by the affirmative vote of a majority of the votes cast “for” or “against” with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR.

Fees Billed by Deloitte & Touche LLP

The aggregate fees billed for professional services provided by Deloitte & Touche LLP in fiscal years 2017 and 2016 were:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$1,148,650	$1,010,800
Audit-related Fees
Tax Fees
All Other Fees

Total Fees	$1,148,650	$1,010,800

In the above tables, in accordance with the definitions of the Securities and Exchange Commission, “Audit Fees” are fees paid by the Company to Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and review of the unaudited consolidated financial statements included in its quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Other than Audit Fees, the Company paid no fees for services rendered by Deloitte & Touche LLP during fiscal years 2017 and 2016.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder to pre-approve the auditing and permitted non-audit services performed by the Company’s independent registered public accounting firm to provide assurance that the provision of those services does not impair its independence. The Audit Committee has adopted a pre-approval policy to assist it in carrying out this responsibility.

Under the pre-approval policy, the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and/or fees resulting from changes in audit scope, the Company’s organizational structure or other matters. In addition, if the Audit Committee, after reviewing documentation detailing the specific services to be provided by the independent registered public accounting firm and having discussions with the independent registered public accounting firm and with management, determines that the performance of such services would not impair the independence of the independent registered public accounting firm, the Audit Committee may also approve (i) audit-related services, which are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, (ii) tax services such as tax compliance, tax planning and tax advice and/or (iii) permissible non-audit services that it believes are routine and recurring services.

All audit services provided by Deloitte & Touche LLP to the Company for the fiscal years 2016 and 2017 were pre-approved in accordance with the Company’s pre-approval policies and procedures.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements made in this Proxy Statement that are not historical in nature, or that state our or our management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Forward-looking statements can often be identified by the use of forward-looking language, such as “could,” “should,” “will,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance. These forward-looking statements may include, without limitation, discussions of our business strategies, future operations, financial condition and prospects, and market factors influencing our results.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as factors discussed elsewhere in this and other reports and documents we file with the Securities and Exchange Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as in our other public disclosures and filings with the Securities and Exchange Commission.

OTHER MATTERS

Management knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy statement and proxy card for the next annual meeting of the Company’s stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Secretary of the Company at its principal executive offices no later than January 4, 2019 if the Company’s next annual meeting is held within 30 days of June 8, 2019. In the event that the Company elects to hold its next annual meeting more than 30 days before or after June 8, 2019, such stockholder proposals would have to be received by the Company a reasonable time before the Company’s solicitation is made. Further, in order for the stockholder proposals to be eligible to be brought before the Company’s stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by the Company’s Amended and Restated Bylaws. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement. The Company will provide a copy of its Amended and Restated Bylaws to any stockholder of record upon written request.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K, exclusive of exhibits, including consolidated financial statements for the fiscal year ended December 31, 2017, is being mailed to stockholders with this Proxy Statement and contains financial and other information about the Company.

The information set forth under “Compensation Committee Report,” “Audit Committee Report” and the Company-operated website referenced in the Proxy Statement shall not be deemed filed with the Securities and

Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 TO ANY BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO BIG 5 SPORTING GOODS CORPORATION, 2525 EAST EL SEGUNDO BOULEVARD, EL SEGUNDO CALIFORNIA, 90245, ATTENTION: SECRETARY.

APPENDIX A

DEFINITION OF NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) MEASURE

This Proxy Statement contains a non-GAAP financial measure (as defined by SEC Regulation G). While we believe that this non-GAAP financial measure may be useful in evaluating the Company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of this non-GAAP measure may differ from similarly titled measures used by other companies or analysts.

EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and has been calculated as follows:

	Fiscal year ended (all amounts in 000’s)
	December 31, 2017(1)	January 1, 2017	January 3, 2016(2)	December 28, 2014
Net income	$1,104	$16,886	$15,297	$14,876
+ Interest	1,644	1,551	1,791	1,667
+ Taxes	13,594	11,050	9,451	8,632
+ Depreciation and amortization	19,222	19,130	21,410	21,505

EBITDA	$35,564	$48,617	$47,949	$46,680

(1)	In fiscal 2017, an adjusted EBITDA figure was used for certain bonus purposes, which excluded a non-cash charge for goodwill impairment. The amount excluded for such calculation was $4,400, resulting in adjusted EBITDA of $39,964.

(2)	In fiscal 2015, an adjusted EBITDA figure was used for certain bonus purposes, which excluded the one-time costs of our publicly-disclosed proxy contest and related matters. The amount excluded for such calculation was $1,600, resulting in adjusted EBITDA of $49,549.

A-1

IMPORTANT ANNUAL MEETING INFORMATION
000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 8, 2018.
Vote by Internet
• Go to www.envisionreports.com/BGFV
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 and 3.
1. Election of Three Class A Directors:
For Against Abstain For Against Abstain For Against Abstain
01 - Nicholas Donatiello, Jr.
02 - Robert C. Galvin
03 - David R. Jessick
For Against Abstain For Against Abstain
2. Approval of the compensation of the Company’s named executive officers as described in the proxy statement:
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for Fiscal Year 2018:
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890
J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UPX 3754981
02U9DA

Important Notice Regarding Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on June 8, 2018
The Notice of Annual Meeting and Proxy Statement, and the Annual Report to Stockholders, are available to stockholders at www.edocumentview.com/BGFV.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — BIG 5 SPORTING GOODS CORPORATION
PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Big 5 Sporting Goods Corporation (the “Company”) and the accompanying Proxy Statement relating to the above-referenced Annual Meeting, and hereby appoints Steven G. Miller, Barry D. Emerson and Gary S. Meade, or any of them, with full power of substitution and resubstitution in each, as attorneys and proxies of the undersigned.
Said proxies are hereby given authority to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the 2018 Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements thereof on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THE PROXIES ARE AUTHORIZED TO VOTE: “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT; “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING (AND ANY SUCH ADJOURNMENTS OR POSTPONEMENTS).
PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. (See reverse side)